Exhibit 10.1

THE LOANS HEREUNDER HAVE BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE (1) ISSUE PRICE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT, (3) ISSUE DATE, (4) YIELD TO MATURITY FOR SUCH NOTE, AND (5) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS MAY BE OBTAINED BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: 30 HUDSON YARDS, NEW YORK, NEW YORK 10001.

December 23, 2024

THE BORROWERS LISTED ON SCHEDULE 1.01(B)
as Borrowers,

arranged by

SUMITOMO MITSUI BANKING CORPORATION and KKR CAPITAL MARKETS
as Joint Lead Arrangers,

with SUMITOMO MITSUI BANKING CORPORATION
as Administrative Agent,

and

the Lenders from time to time party hereto

REVOLVING CREDIT AGREEMENT

i

SCHEDULES

1.01(A)	Commitments; Applicable Percentage
1.01(B)	Borrowers
4.10	Liens
4.13	Principal Office; Jurisdiction
4.17	Assets; Eligible Assets; Excluded Assets
5.02	Collateral Accounts
10.01	Notice Addresses

EXHIBITS

A	Form of Note
B	Form of Loan Notice
C	Form of Pledge and Security Agreement
D	Form of Assignment Agreement
E	Forms of Tax Compliance Certificates
F	Form of Compliance Certificate
G	Form of Extension Request
H	Form of Facility Increase Request
I	Form of Borrower Joinder Agreement

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of December 23, 2024 (including all Schedules and Exhibits hereto, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto, this “Agreement”) and made:

BY AND AMONG:

1.	SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, and KKR CAPITAL MARKETS LLC, a Delaware limited liability company, as the joint lead arrangers;

2.	THE BORROWERS set forth on Schedule 1.01(B) hereto, as the same may be updated from time to time in accordance with the terms hereof (each, a “Borrower” and collectively, the “Borrowers”);

3.	THE FINANCIAL INSTITUTIONS from time to time party hereto as lenders (as further defined in Section 1.01, each, a “Lender” and collectively, the “Lenders”); and

4.	SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, as the administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”).

IT IS AGREED as follows:

A.
The Borrowers have requested that the Lenders make loans in an aggregate principal amount not exceeding the aggregate Commitment set forth herein, the proceeds of which will be used by the Borrowers for purposes set forth in Section 2.04 hereof; and

B.	The Lenders are willing to make Loans upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01.    Definitions. In this Agreement:

“Account Control Agreement” means, (a) for each Collateral Account that is a deposit account, a deposit account control agreement in form and substance satisfactory to the Administrative Agent, in its reasonable discretion, and (b) for each Collateral Account that is a securities account, a securities account control agreement in form and substance satisfactory to the Administrative Agent, in its reasonable discretion, in each case executed by (i) the applicable

Borrower, (ii) the Administrative Agent and (iii) the financial institution maintaining such Collateral Account.

“Accounting Principles” means, in respect of any direct or indirect Subsidiary of K‑PEC or K-PEC Holdco, the generally accepted accounting principles in the jurisdiction of its incorporation or establishment which have been adopted by such entity and which, shall include GAAP for K-PEC.

“Acquisition Strategy” means the acquisition or liquidity objectives and acquisition and/or investment limitations of K-PEC, as in place from time to time and described in the PPM.

“Additional Borrowers” means collectively, any person that joins the Facility as a Borrower after the Closing Date in accordance with the terms set forth in Section 2.21.

“Adjusted Aggregate Net Asset Value” means, the Aggregate Net Asset Value, as of any date, as adjusted for any reduction resulting from the application of the Concentration Limits (provided that only that portion of an Eligible Asset in excess of the Concentration Limits shall be excluded for purposes of calculation of the Adjusted Aggregate Net Asset Value).

“Adjustment Event” has the meaning given to it in Section 6.03(b).

“Administrative Agent” has the meaning given to it in the preamble, and includes any successor in such capacity appointed pursuant to Article 9 below and, thereafter, shall mean such successor.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given to it in Section 2.17(b).

“Affected Loans” has the meaning given to it in Section 2.17(b).

“Affiliate” or “Affiliated” means, with respect to a person, any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person. For purposes of this definition, “control”, “controlled by” and “under common control” with respect to any person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting shares or partnership interests, or of the ability to exercise voting power whether by contract or otherwise. For the avoidance of doubt, no shareholder, unitholder, limited partner or member in K‑PEC, K-PEC Holdco or any other entity formed or arrangement entered into to facilitate investment by K-PEC or K-PEC Holdco, directly or indirectly, (other than, for the avoidance of doubt, K‑PEC, K-PEC Holdco or any Subsidiary thereof), nor any Portfolio Company or portfolio company of any other KKR managed vehicles shall be deemed to be an Affiliate of K-PEC or any direct or indirect Subsidiaries thereof.

“Affiliated Lender” means any Affiliate of any Borrower and any investment manager thereof.

“Agents” means, each of the (a) Administrative Agent and (b) any other Person appointed in accordance with the Finance Documents to serve in an agent or similar capacity (including, in each of clauses (a) and (b), any of their respective receivers or delegates under the Finance Documents).

“Aggregate Net Asset Value” means, as of any date, the sum of (a) the Net Asset Value of all Eligible Assets, (for the avoidance of doubt, without giving effect to the application of the Concentration Limits) and (b) the Dollar Equivalent of all cash and cash equivalents on deposit in the Collateral Accounts; provided that clause (b) shall not exceed 10% of the total Aggregate Net Asset Value (without giving effect to clause (b) in the calculation thereof).

“Agreement” has the meaning given to it in the preamble and includes all Schedules and Exhibits hereto, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Allocated Loan Amount” means, with respect to any Borrower, the portion of the Loans made to such Borrower from time to time (including for the avoidance of doubt, any PIK Interest and/or Unused Fees which have been added to the principal of such Loans).

“Anti‑Corruption Laws” has the meaning given to it in Section 4.11.

“Applicable Law” means all applicable provisions of all (a) constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, intergovernmental agreements, regulations, orders, interpretations, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy) and (b) Governmental Authorizations.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments of all Lenders at such time (or, if the Commitments have been terminated, the percentage obtained by dividing the aggregate outstanding principal amount of Loans of that Lender by the aggregate outstanding principal amount of Loans of all Lenders); provided that for purposes of Section 2.16(a), any Defaulting Lender’s Commitments and Loans shall be disregarded in the relevant calculations. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(A) hereto or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal” has the meaning given to it in Section 2.03(a).

“Appraisal Valuation” has the meaning given to it in Section 2.03(b) and shall include, for the avoidance of doubt, the most recent Appraisal Valuation produced in accordance with Section 2.03(a) or Section 2.03(c), as the case may be.

“Approved Appraiser” means Kroll; provided that if Kroll is unable to provide an Appraisal, then “Approved Appraiser” means:

(a)	Deloitte Touche Tohmatsu Limited;

(b)	Ernst & Young Global Limited;

(c)	PricewaterhouseCoopers International Limited;

(d)	KPMG LLP;

or such other person acceptable to the Administrative Agent, the Required Lenders and the Borrowers in their sole discretion.

“Approved Credit Rating Agency” means any of Kroll, S&P, Moody’s or Fitch.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that is distributed by means of electronic communications pursuant to Section 10.01(b).

“Asset” means any investments made or acquired by any Borrower whether held directly or indirectly through a Holding Vehicle or any other intermediate vehicle, which, for the avoidance of doubt, shall not include any unfunded commitment in respect of an Asset.

“Asset Document” means any governing document, side letter, shareholder agreement, joint venture agreement or other contract which governs the terms and conditions of any Asset held by a Borrower or a Holding Vehicle.

“Asset Obligation” means in respect of any Asset held by a Borrower or a Holding Vehicle, any payments required to be made from time to time in respect thereof by a Borrower or a Holding Vehicle, including any capital contribution obligation or other liability for which such Borrower or Holding Vehicle is obligated, including pursuant to any Asset Document.

“Asset Proceeds” means all dividends, interest payments, distributions, liquidation, sale and other proceeds of any kind or nature on or in respect of any Asset held by a Borrower or a Holding Vehicle including on account of the purchase, redemption, retirement or other acquisition thereof, that have been received in cash by a Borrower in respect of an Asset and which are attributable to such Borrower after the deduction of all (or to the extent such Asset is not 100% owned by the applicable Borrower or the applicable Holding Vehicle, its ratable share of):

(a)	costs, fees, expenses (including, any fees, costs and expenses which have accrued in respect of the relevant Asset);

(b)
amounts (if any) used to fund a reserve that the Borrowers (in good faith) have determined is reasonably required by the applicable Asset Documents to be reserved in respect of potential indemnities, warranties and/or other anticipated liabilities in connection with the event giving rise to the relevant Asset Proceeds; provided that such amounts shall only be reserved (whether in whole or in part) until such time as such reserve shall be terminated or amounts released therefrom (whether in whole or in part);

(c)	amounts required to pay any Taxes relating to such Asset or Tax Distributions; and

(d)
any Asset Obligations under the applicable Asset Documents in respect of any Asset (whether held directly or indirectly through a Holding Vehicle) solely to the extent such payments are paid in the normal course on a non-accelerated basis.

“Asset Proceeds Receipts” has the meaning given to it in Section 2.07(c)(i).

“Asset TopCo” means, to the extent applicable, with respect to each Asset held directly or indirectly by K-PEC Holdco, the first direct or indirect subsidiary of a Borrower or other entity through which a Borrower directly or indirectly owns an Asset (a) in which an entity that is not K-PEC or a Subsidiary or Economic Holdco thereof owns an Economic Interest, Equity Interest or other investment and/or (b) that is governed by (x) a board of directors, board of managers or similar governing body in which a third party that is not an affiliate of K-PEC or a member of management of the applicable portfolio company has a seat or (y) a general partner that is governed by a board of directors, board of managers or similar governing body in which a third party that is not an affiliate of K-PEC or a member of management of the applicable Asset has a seat; provided that, to the extent an Asset is not owned by an entity that qualifies under clauses (a) or (b), the Asset Topco for such Asset shall be the first direct or indirect subsidiary of such Borrower which such Borrower reasonably believes (in good faith) would qualify under clause (a) or clause (b) upon an investment in such Asset by an entity that is not K-PEC or a Subsidiary or Economic Holdco thereof.

“Assignment Agreement” means an agreement substantially in the form set out in Exhibit D (Form of Assignment Agreement), hereto or any other form agreed between the relevant assignor, assignee, the Borrower Representative and the Administrative Agent (each acting reasonably).

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Availability Period” means, the period from and including the Closing Date to and including the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then‑current Benchmark, as applicable, (x) if the then‑current Benchmark is a term rate (including Term SOFR), any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail‑In Action” means the exercise of any Write‑down and Conversion Powers.

“Bail‑In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail‑In Legislation Schedule from time to time; and

(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write‑down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail‑In Legislation.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Base Rate” means, for any day, a rate per annum equal to the greatest of:

(a)	the Prime Rate in effect on such day;

(b)	the Federal Funds Effective Rate in effect on such day plus ½ of 1%; and

(c)
the sum of (1) the applicable Term Rate (after giving effect to any Term Rate “floor”) that would be payable on such day for a Loan bearing interest based on such Term Rate with a one‑month interest period plus (2) 1.0%.

If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Term Rate for any reason, including if a Benchmark Transition Event has occurred, the Base Rate shall be determined without regard to clause (c) above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Term Rate, the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The Agents or the Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate or any rate referred to in the definition thereof.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Date” has the meaning given to it in the definition of “Term SOFR”.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring”, and “Guidance for National Authorities Operating the Countercyclical Capital Buffer”, each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools”, as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by such Lender’s primary U.S. bank regulatory authority.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred for the then‑current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a) hereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then‑current Benchmark, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then‑prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. syndicated credit facilities denominated in the applicable currency at such time, and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than zero (0), such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Finance Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then‑current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then‑prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Base Rate”, the definition of “SOFR”, the definition of “Term SOFR”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.18, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrowers) decides is reasonably necessary in connection with the administration of this Agreement and the other Finance Documents); provided, however, that notwithstanding anything to the contrary herein, any Benchmark Replacement Conforming Changes having a material effect on timing and amount of borrowings and payments shall require the prior written consent of the Borrowers.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then‑current Benchmark for any applicable currency:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non‑representative; provided that such non‑representativeness or non‑compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even such Benchmark (or any component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then‑current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then‑current Benchmark for any applicable currency:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark for any currency if a public statement or publication of information set forth above has occurred with respect to each then‑current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plans” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” or “Borrowers” has the meaning given to it in the preamble and includes any successor in interest thereto permitted pursuant to the terms of this Agreement and any Additional Borrowers.

“Borrower Joinder Agreement” means a joinder agreement entered into by any Additional Borrower substantially in the form of Exhibit I.

“Borrower Party” has the meaning given to it in Section 9.01(a).

“Borrower Representative” means (x) initially, the Liquidity Borrower, or (y) any other Borrower hereunder upon written notice by the Borrowers to the Administrative Agent of such Borrower’s appointment pursuant to Section 1.02(d) as Borrower Representative.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans made pursuant to Section 2.01(a); “Borrowings” means the plural thereof.

“Business Day” means a day other than a Saturday, Sunday, other day on which commercial banks are authorized or required to close under the Applicable Laws of, or are in fact closed in, New York City or, for purposes of determining the interest on any Loan, any other day on which the Securities Industry and Financial Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Canadian Defined Benefit Plan” means a pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Cash Control Event” means (a) an Event of Default has occurred and is continuing, (b) a Default under Section 8.01(a) (g) or (h) has occurred and is continuing, or (c) any mandatory prepayment pursuant to Section 2.07(b) or (c)(i)(B) is pending.

“Cash Sweep LTV” means twenty‑seven and one‑half percent (27.50%).

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented; provided, further that any change in law, regulation or other capital adequacy, reserve, special deposit or other liquidity requirements issued by any insurance regulator applicable to an insurance company or similarly situated lenders shall not constitute a “Change in Law”.

“Change of Control” means either (a) KKR or an Affiliate thereof shall cease to Control K-PEC or any Borrower, (b) K-PEC shall cease to Control any Borrower or (c) a Borrower ceases to be a consolidated subsidiary of K-PEC.

“Closing Date” means the date of initial funding of Loans under this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the personal property in which Liens are purported to be granted to the Administrative Agent for the benefit of the Finance Parties pursuant to the Finance Documents as security for the Obligations.

“Collateral Accounts” means those accounts set forth on Schedule 5.02 hereto, as the same may be updated by the Borrowers from time to time, with respect to which an Account Control Agreement is in place.

“Commitment” means:

(a)
in relation to a Lender party hereto as of the Closing Date, the amount in Dollars set forth opposite its name under the heading “Commitment” in Schedule 1.01(A) hereto and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement (including pursuant to Section 2.02); and

(b)
in relation to any other Lender, the amount in Dollars of any Commitment transferred to it under this Agreement, made by it or assumed by it in accordance with this Agreement (including pursuant to Section 2.02), in each case, to the extent not cancelled, reduced or transferred by it under this Agreement. The aggregate principal amount of the Commitments of all Lenders as of the Closing Date is $200,000,000.

“Commitment Termination Date” means the earliest to occur of (a) the Business Day following the date that is one (1) month before the Stated Maturity Date and (b) the date upon which the Administrative Agent declares the Commitments terminated after the occurrence and during the continuance of an Event of Default.

“Competitor” means any private equity or investment fund, Affiliate thereof or Person whose primary business is the management of private equity funds (including funds focused on infrastructure assets, real estate focused and mezzanine investment funds, venture capital and growth equity funds, loan origination funds, special situation funds and rescue or distressed financing funds, and any funds with investment strategies similar to any fund described in this parenthetical), excluding any commercial or investment bank; provided that any such fund sponsored by, a commercial bank or investment bank shall be deemed to be a Competitor.

“Compliance Certificate” means a certificate substantially in the form set out in Exhibit F (Form of Compliance Certificate) (or with any modifications agreed between the Administrative Agent and the Borrowers).

“Concentration Limit” means limits on Eligible Assets included in the Aggregate Net Asset Value set forth below:

(a)
the value of a single Eligible Asset shall not comprise more than twenty percent (20%) (which percentage shall decrease to fifteen percent (15%) on the twelve-month anniversary of the Closing Date) of the Net Asset Value of all Eligible Assets;

(b)
the aggregate value of the five largest Eligible Assets shall not comprise more than sixty-five percent (65%) (which percentage shall decrease to fifty percent (50%) on the twelve-month anniversary of the Closing Date) of the Net Asset Value of all Eligible Assets;

(c)	the value of the Eligible Assets in a single Sector shall not comprise more than forty percent (40%) of the Net Asset Value of all Eligible Assets; and

(d)	the value of the Eligible Assets in Emerging Markets shall not comprise more than twenty percent (20%) of the Net Asset Value of all Eligible Assets.

The portion, if any, of an Eligible Asset that is in excess of the above Concentration Limit, shall be excluded from any calculation of the Adjusted Aggregate Net Asset Value hereunder.

“Conditions to Borrowing” means, in connection with the funding of Loans on any Funding Date, each of the conditions precedent to the obligation of the Lenders to make a Loan on a Funding Date set forth in Section 3.02.

“Confidential Information” means all information relating to the Investment Manager, K‑PEC, K‑PEC Holdco, the Borrowers, any general partner, management company, board of directors or manager of K-PEC, K‑PEC Holdco, or the Borrowers, any Holding Vehicle, any Portfolio Company or any of their respective Affiliates, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from (a) the Investment Manager, K-PEC, K‑PEC Holdco, the Borrowers, any general partner, management company, board of directors or manager of K-PEC, K‑PEC Holdco, or the Borrowers, any Holding Vehicle, any Portfolio Company or any of their respective Affiliates or advisers; or (b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any of the parties listed in the foregoing clause (a), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)
is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Section 10.23 or in breach of another confidentiality restrictions of which it is aware; or

(ii)
is identified in writing at the time of delivery as non‑confidential by the Investment Manager, K-PEC, K‑PEC Holdco, the Borrowers, any general partner or manager of K-PEC, K‑PEC Holdco, or the Borrowers, any Holding Vehicle, any Portfolio Company or any of their respective Affiliates or advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above, or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with KKR and which, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, capital Taxes or branch profits Taxes.

“Constitutional Documents” means, in relation to any person, its constitutional documents, including its limited partnership agreement, exempted limited partnership agreement, limited liability company or operation agreement, bylaws or memorandum and articles of association, management regulations, its certificate of incorporation, formation, registration and organization, and any certificate of change of name (and any equivalent documents in its jurisdiction of incorporation), and/or continued operation and any governmental or other filing relating thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Plan LTV” means thirty‑two and one‑half percent (32.50%).

“Daily SOFR” means, with respect to any day, a rate per annum equal to SOFR for the day (such day, the “Periodic Daily SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the relevant date, as such rate is published by the FRBNY on the FRBNY’s website (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time); provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Daily SOFR Determination Date, SOFR has not been published by the FRBNY (or its successor) and a Benchmark Transition Event with respect to the SOFR has not occurred (or a Benchmark Transition Event with respect to SOFR has occurred but an applicable Benchmark Replacement has not yet been implemented), then SOFR will be the rate published on the first preceding U.S. Government Securities Business Day for which SOFR was published by the FRBNY (or its successor) so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Daily SOFR Determination Date (and, for the avoidance of doubt, if the first preceding U.S. Government Securities Business Day is more than three (3) U.S. Government Securities Business Days prior to such Periodic Daily SOFR Determination Date, then such Daily SOFR Loan shall be subject to Section 2.18(a)).

“Daily SOFR Loan” means a Loan that bears interest based on Daily SOFR.

“Daily Usage” means, as of any date, the quotient (expressed as a percentage) of (a) the average daily Total Outstandings during the applicable immediately preceding calendar quarter (calculated on the basis of actual days elapsed in a year consisting of 360 days) over (b) the average daily aggregate Commitments during such quarter.

“Debtor Relief Laws” means, collectively: (a) the Bankruptcy Code, (b) the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32), (c) the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt, and (d) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, provisional liquidation or similar debtor relief laws of the United States, any state thereof, Canada, any province or territory thereof, Hong Kong or any other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default or any event or circumstance that would, with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing be an Event of Default.

“Default Rate” means on any day the lesser of: (a) a rate that is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans; and (b) the Maximum Rate.

“Defaulting Lender” means any Lender that: (a) has failed to make its Applicable Percentage of any disbursement required to be made in respect of any Loan within three (3) Business Days of when due; (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute; (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding; (d) has notified the Borrowers, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under credit agreements substantially similar to this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in a manner satisfactory to the Administrative Agent or the Borrowers, each in its reasonable discretion and as applicable, that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans; or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail‑In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Depository” means, initially, the Bank of New York Mellon (or any successor thereto or Affiliate thereof) or any other financial institution which is an Eligible Institution, in each case, in its capacity as depository or securities intermediary, as the case may be.

“Disposition”, “Disposal” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” has the meaning given to that term in Section 7.04.

“Divided Entity” means any corporation, limited liability company, limited liability partnership, limited partnership, non‑profit corporation, partnership or any similar entity or organization which has been formed upon consummation of a Division.

“Division” and “Divide” means the division of any entity into two (2) or more entities pursuant to Section 18‑217 of the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws).

“Dollar Equivalent” means, at any time on any date of determination: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such other currency.

“Dollars” and “$” mean lawful money of the United States of America.

“Economic Holdco” means, in relation to any person, a person, more than half the Economic Interests of which is beneficially owned, directly or indirectly, by the first mentioned person.

“Economic Interest” means, with respect to any person, such person’s share of one or more of the profits, losses, and distributions of another person by way of its ownership of any Equity Interest of such other person, but not including any other rights of such person, including, without limitation, any right to participate in the management or affairs of such other person, any right to approve or otherwise participate in any decision of the members or manager of such other person, any right to information concerning the business and affairs of such other person or any other general partner, manager or other management interest in such other person.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset” means each Asset of any Borrower (including each Asset of any Borrower held directly or indirectly through a Holding Vehicle), including any Follow‑On Asset with respect to an existing Eligible Asset, other than any Excluded Asset.

“Eligible Assignee” means:  (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender, so long as the assigning Lender exercises commercially reasonable efforts to ensure that such Affiliate is of substantially similar credit quality as such assigning Lender; (c) a Federal Reserve Bank; or (d) any other Person approved by the Administrative Agent in writing (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default of the type described in Section 8.01(a), (g) or (h) hereof (or any other Event of Default which has continued uncured for a period of sixty (60) days) exists at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrowers if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within fifteen (15) Business Days after initial written notice of such proposed assignment has been delivered by the assigning Lender to the Borrowers so long as, after failing to respond to such initial notice within a reasonable period of time, the Borrowers have received a follow‑on notice from such assigning Lender at least five (5) Business Days prior to the expiration of such fifteen (15) Business Day period); provided that neither the Borrowers nor any Affiliate of the Borrowers (other than any Affiliated Lender) shall qualify as an Eligible Assignee, and provided, further, that it shall not be unreasonable for the Borrowers to withhold consent to any assignment which could reasonably be expected to create additional obligations of or risk to the Borrower.

“Eligible Borrower” means the Liquidity Borrower and, with respect to each Asset held directly or indirectly by K-PEC Holdco through a direct or indirect Subsidiary (or Economic Holdco) of K-PEC Holdco, one or more Subsidiaries (or Economic Holdcos) of K-PEC Holdco that directly or indirectly holds such Asset, solely to the extent that such Subsidiary (or Economic Holdco) is treated as a corporation for U.S. federal income tax purposes or is a direct or indirect Subsidiary of an entity that is treated as a corporation for U.S. federal income tax purposes; provided that for the avoidance of doubt, any entity treated as disregarded or flow through for U.S. federal income tax purposes will not be treated as an Eligible Borrower unless (i) such entity is a Subsidiary (or Economic Holdco) of an entity that is treated as a corporation for U.S. federal income tax purposes and (ii) no parent entity of such Subsidiary described in prong (i) is treated as an Eligible Borrower hereunder.

“Eligible Institution” means (a) SMBC, (b) The Bank of New York Mellon, or (c) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short‑term unsecured debt rating of at least P‑1 from Moody’s and at least A‑1 from S&P.  If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Emerging Markets” means any country that is not a developed market country included in the MSCI World Index.

“Equity Interests” means, with respect to any person, all (a) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity interests of such person, including, without limitation, partnership interests, limited partnership interests or membership interests, whether common or preferred and whether voting or non‑voting and (b) rights (other than debt securities convertible into capital stock or other equity interests), warrants, options or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code solely for purposes of the provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure by any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan, notification of any Borrower or any ERISA Affiliate concerning the imposition of any such withdrawal liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (g) the imposition of any lien or liability under Section 303(k) or Title IV of ERISA or Section 430(k) of the Code, other than liabilities for contributions to a Pension Plan in the ordinary course and liabilities for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (h) a determination that any Pension Plan is, or is expected to be, in “at‑risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Erroneous Payment” is defined in Section 9.13(a) hereof.

“Erroneous Payment Deficiency Assignment” is defined in Section 9.13(d) hereof.

“Erroneous Payment Return Deficiency” is defined in Section 9.13(d) hereof.

“EU Bail‑In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), from time to time.

“Event of Default” means any event or circumstance specified as such in Section 8.01.

“Excluded Asset” means any Asset of any Borrower (held directly or indirectly through a Holding Vehicle) for which a Material Asset Event has occurred and is continuing.

“Excluded Counterparty” has the meaning given to it in Section 8.03(d).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, capital Taxes and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, such Lender’s applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10(a) or Section 2.10(c), amounts with respect to Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(e); (d) any U.S. federal withholding Taxes imposed pursuant to FATCA; and (e) any Canadian withholding Taxes arising as a result of (i) the Recipient (or any other person entitled to a payment under a finance Document) not dealing at arm’s length (within the meaning of the ITA) with a Borrower or, if a Borrower is a partnership, any of such Borrower’s direct or indirect members, (ii) the Recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of any Borrower or, if a Borrower is a partnership, any direct or indirect member of such Borrower, or not dealing at arm’s length (within the meaning of the ITA) with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of any Borrower or, if a Borrower is a partnership, any direct or indirect member of such Borrower, or (iii) a Borrower being a “specified entity” (as defined in subsection 18.4(1) of the ITA) in respect of a Recipient (except in the case of (i) through (iii), where (A) the non-arm’s length relationship, (B) such Recipient being a “specified non-resident shareholder” of any Borrower or any of such Borrower’s direct or indirect members, or not dealing at arm’s length with a “specified shareholder” of any Borrower or any of such Borrower’s direct or indirect members, or (C) such Borrower being a “specified entity” in respect of any Recipient, as applicable, arises in connection with or as a result of such Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document).

“Extension Request” means a written request pursuant to Section 2.20 hereof substantially in the form of Exhibit G hereto to extend the Stated Maturity Date in effect at the time of such request for an additional period set forth in such Extension Request.

“Facility” means, at any time, (a) during the Availability Period hereunder, the sum of Total Outstandings and the aggregate amount of the unused Commitments at such time and (b) thereafter, the Total Outstandings.

“Facility Increase” is defined in Section 2.02(a) hereof.

“Facility Increase Request” means the notice substantially in the form of Exhibit H hereto pursuant to which the Borrower Representative requests an increase of the Commitments in accordance with Section 2.02 hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, further, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means that certain fee letter, dated as of the date hereof, between the Administrative Agent and the Borrower Representative, setting forth certain fees payable by the Borrowers to the Administrative Agent and the Lenders in connection with the transactions contemplated by this Agreement.

“Finance Document” means this Agreement, any Note, the Security Documents, the Fee Letter and any other document designated as a “Finance Document” by the Administrative Agent and the Borrowers, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof that are executed or delivered pursuant to the terms of this Agreement or any of the other Finance Documents and any additional documents delivered in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Finance Document” hereunder.

“Finance Party” means the Administrative Agent and each Lender.

“Financial Indebtedness” means with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money or with respect to advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all Financial Indebtedness of others secured by (or for which the holder of such Financial Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Financial Indebtedness secured thereby has been assumed; (d) all Guaranty Obligations of such Person in respect of Financial Indebtedness of others; (e) all obligations of such Person under: (x) capital leases and (y) any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for United States federal tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (f) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (g) all net obligations of such Person in respect of or under hedging agreements; and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances.  The Financial Indebtedness of any Person shall include the Financial Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non‑recourse to such Person by written agreement satisfactory to the Administrative Agent, in its reasonable discretion.  Notwithstanding the foregoing, Financial Indebtedness shall not include obligations and liabilities which are not shown as obligations or liabilities on the financial statements of such Person.  Solely as it relates to any Borrower or any Affiliates thereof, Financial Indebtedness shall exclude any preferred equity or similar instruments through which K-PEC, K-PEC Holdco or direct or indirect Subsidiaries thereof hold Assets or otherwise constitute Assets.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Fitch” means Fitch Ratings Ltd., or any successor thereto.

“Floor” means zero (0).

“Follow‑On Asset” means any direct or indirect Asset related to an existing Asset.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRBNY” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Funding Date” has the meaning given to it in Section 2.01(a).

 “GAAP” means generally accepted accounting principles as in effect in Luxembourg on the date hereof.

“GICS” means, as of any date, the most recently published Global Industry Classification Standard.

“GICS Industry Group Classification” means any industry group classification within GICS, as updated and amended from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a province or territory of Canada, Canada, the United Kingdom, the European Union or any other foreign entity or government (including any successor to any of the foregoing), and including, for the avoidance of doubt, the National Association of Insurance Commissioners and any state insurance regulatory authority.

“Governmental Authorization” means any permit, license, authorization, plan, directive or approval issued by, or a registration or filing with, or consent order or consent decree of or from, any Governmental Authority.

“Guaranty Obligations” means, with respect to any Person, without duplication, any recourse obligations guaranteeing any Financial Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Financial Indebtedness or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Financial Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Financial Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Financial Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Financial Indebtedness against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) deposits or other obligations to secure the performance of bids, trade contracts (other than for borrowed money) and (y) contingent obligations under customary “carve outs” in non‑recourse loan documentation, including, but not limited to, environmental indemnities, guarantees of environmental indemnities and guarantees of non‑recourse carve‑outs which are usual and customary in like transactions involving incurrence of such obligations or liabilities made by subsidiaries of such Person.  The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing Person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Holding Vehicle” means, solely to the extent applicable, (a) each entity that directly owns an Asset TopCo and (b) all intermediate parent entities of any such entity described in clause (a), in each case of clauses (a) and (b), that are directly or indirectly owned by a Borrower. For the avoidance of doubt, no Asset, Borrower, Asset TopCo or Subsidiary of an Asset Topco is a Holding Vehicle for any purposes in this Agreement.

“Increase Effective Date” is defined in Section 2.02(b) hereof.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and out‑of‑pocket disbursements of outside counsel for Indemnitees), relating to or arising out of this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof), the performance of the Indemnitees of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby or thereby, any enforcement of any of the Finance Documents (including any sale of, collection from, or other realization upon any of the Collateral).

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Finance Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning given to it in Section 10.03(a).

“Interest Payment Date” means, in respect of any Term Rate Loan, the second Business Day after the last day of each Interest Period and in the case of the final Interest Period, the Maturity Date; and, in respect of a Base Rate Loan or a Daily SOFR Loan, the last day of each March, June, September and December and the Maturity Date; provided that in each case, if any such day is not a Business Day, the relevant “Interest Payment Date” shall be deemed to be the next succeeding Business Day.

“Interest Period” means, with respect to any Term Rate Loan, the period commencing on the date of the making of such Term Rate Loan (or the last date upon which any other Loan was converted to, or continued as, such Term Rate Loan) and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter, as the applicable Borrower may elect, or such other period as the Administrative Agent may agree in its sole and absolute discretion.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interim LTV Certificate” means a certificate executed by a Responsible Officer of the Borrower Representative delivered in accordance with Section 6.03(c) hereof.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Manager” means KKR DAV Manager LLC.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning given to it in Section 10.23(a).

“Judgment Currency Conversion Date” has the meaning given to it in Section 10.23(a).

“K‑PEC” means KKR Private Equity Conglomerate LLC, a Delaware limited liability company.

“K‑PEC Holdco” means K-PEC Holdings LLC, a Delaware limited liability company.

“K‑PEC Net Asset Value” means the value of the net assets of K‑PEC as specified in the most recent financial statements of K-PEC delivered pursuant to Section 6.01.

“KKR” means Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership.

“KKR Subordinated Unsecured Facility” has the meaning given to such term in Section 5.03(b).

“KKR Vehicle” means the funds, investment vehicles and accounts managed, now or in the future, by KKR, KKR DAV Manager LLC or any of their respective Affiliates (excluding for this purpose, KKR proprietary entities), including funds, investment vehicles and accounts pursuing the following strategies: private equity (including growth equity, impact, and core strategies), credit (including (i) leveraged credit strategies, including leveraged loan, high-yield bond, opportunistic credit and revolving credit strategies, and (ii) alternative credit strategies, including special situations and private credit strategies such as direct lending and private opportunistic credit (or mezzanine) investment strategies), and real asset strategies (including real estate, energy and infrastructure strategies).

“Kroll” means Kroll Bond Rating Agency or its applicable successor.

“Lender” means each of the persons identified as a “Lender” on the signature pages hereto and any other person that becomes a Lender party hereto pursuant to an Assignment Agreement or otherwise in accordance with the terms hereof and their respective successors and assigns, except for Section 10.20, where “Lenders” has the meaning assigned to the term therein. Any reference to “the Lender” shall refer to any or all the Lenders, as the context may require.

“Lender Register” has the meaning given to it in Section 10.06(b).

“Lien” means, with respect to any asset, any lien, mortgage, pledge, assignment by way of security, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) or any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or other obligation.

“Liquidity Borrower” means K-PEC Liquidity Limited.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan Notice” has the meaning given to it in Section 2.01(b).

“LTV” means, at any time and without double counting, (a) the aggregate principal amount of Total Outstandings at that time divided by (b) the Adjusted Aggregate Net Asset Value,

expressed as a percentage; provided that any reference to the LTV being calculated on a pro forma basis shall be calculated by reference to the LTV as set forth in the most recently delivered Compliance Certificate, Interim LTV Certificate or Appraisal Valuation (if applicable).  For purposes of calculating the LTV giving pro forma effect to a transaction giving rise to Asset Proceeds Receipts in Section 2.07(c) on any date, pro forma effect shall be given to (1) the transaction giving rise to the applicable Asset Proceeds Receipts, (2) any deductions (without duplication) from Asset Proceeds provided for in the definition thereof and (3) the application of such Asset Proceeds to the prepayment of the Facility in accordance with Section 2.07(c) on such date.

“Maintenance LTV” means twenty‑five percent (25.00%).

“Margin” means 3.50% per annum in the case of Term Rate Loans or Daily SOFR Loans and 2.50% per annum in the case of Base Rate Loans (or any greater percent per annum applicable pursuant to Section 2.02).

“Margin Regulations” means Regulations U and X of the Federal Reserve Board, as amended from time to time.

“Margin Stock” means “margin stock” as defined in the Margin Regulations.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Borrowers (taken as a whole) to perform their obligations under the Finance Documents;

(b)	the legality, validity or enforceability or binding effect of any Finance Document or of any Lien granted or purported to be granted pursuant to any of the Finance Documents; or

(c)	the rights of or benefits available to or remedies of the Agents and the Lenders (taken as a whole) under the Finance Documents.

“Material Asset Event” means any of the following events with respect to any Eligible Asset (or, if applicable, the Holding Vehicle in which such Eligible Asset is held), in each case, which (i) shall be deemed to occur upon the earlier of notice from the Administrative Agent or any Borrower obtaining knowledge thereof, and (ii) shall be deemed to be continuing until such time as such Material Asset Event, if capable of cure, is cured, and the Administrative Agent and the Required Lenders have approved the re‑inclusion of such Asset as an Eligible Asset, in their reasonable discretion; provided that no such consent shall be required to the extent any Material Asset Event under clause (c) below has occurred to the extent the condition for re‑inclusion set forth therein is met (and so long as no other Material Asset Event has then occurred with respect to such Asset):

(a)
that is subject to an Event of Default under any of clauses (f) or (g) of Section 8.01 (for this purpose assuming that such sections apply to such Asset or any sponsor or issuer thereof, or any Holding Vehicle through such Asset is held to the same extent as to the Borrowers);

(b)
in respect of which debt in excess of $50,000,000 (or its currency equivalent) and incurred at the Portfolio Company level of that Asset (or the Holding Vehicle with respect to such Asset) (i) has been declared immediately due and payable or, having been previously placed on demand, the applicable creditors have made a demand for payment or (ii) in respect of which the creditor is enforcing remedies (including, for the avoidance of doubt, the foreclosure of any Lien on such Eligible Asset or any equity interests of any holder thereof or, if applicable, the enforcement of any Permitted Unsecured Guaranty against any Borrower);

(c)
the Net Asset Value of which has at any time declined by thirty‑five percent (35%) or more from the initial Net Asset Value of such Asset as determined at the time of its acquisition; provided that any such Asset may subsequently become eligible under this clause (c) if the Net Asset Value subsequently increases to a value that is eighty‑five percent (85%) or more of the initial Net Asset Value of such Asset as determined at the time of its acquisition; provided, further that in respect of any Asset purchased on the secondary market, the initial Net Asset Value thereof shall be deemed to be the lower of (i) the original cost thereof as determined by such Asset’s initial holder and (ii) K-PEC’s, K-PEC Holdco’s or any Subsidiary thereof’s purchase price therefor when acquired from the prior holder;

(d)	any Eligible Asset that is a rated debt Eligible Asset that has ceased to maintain a credit rating from an Approved Credit Rating Agency of at least CCC/Caa2;

(e)
the applicable Borrower or such Holding Vehicle failed to pay (in contravention of any obligation, after expiry of any grace period applicable thereto) or has repudiated its Asset Obligations or any material obligation under any Asset Document and continued enforceability of such obligation;

(f)
in connection with any proposed Disposition of an Eligible Asset, such Eligible Asset or the applicable Holding Vehicle, as the case may be, is (or would be reasonably be expected to be) prohibited from distributing the related Asset Proceeds (if any) (directly or indirectly) to the applicable Borrower in a material respect, as determined by such Borrower, in its reasonable discretion; or

(g)	the Borrowers’ failure to respond to the Administrative Agent’s request pursuant to Section 6.04(b) with respect to such Asset within ten (10) Business Days’ of the Administrative Agent’s request.

“Material Borrower Amendment” has the meaning given to it in Section 7.09(a).

“Material K‑PEC Amendment” has the meaning given to it in Section 7.09(c).

“Material Portfolio Event” means the occurrence of any of the following:

(a)	The Borrowers shall fail to hold at least ten (10) Eligible Assets, each having a Net Asset Value of at least one‑percent (1%) of the Aggregate Net Asset Value as of the last day of any month;

(b)	The K‑PEC Net Asset Value shall be less than $650,000,000 as of the last day of any month;

(c)
Non-KKR Equity Holders of Equity Interest of K-PEC shall request to redeem Equity Interests in an aggregate amount that corresponds to more than fifty percent (50%) of the ratable portion of the K‑PEC Net Asset Value attributable to Non-KKR Equity Holders on any single redemption date; or

(d)	The LTV shall be greater than the Sellout LTV.

“Maturity Date” means the earlier of:

(a)	the Stated Maturity Date; and

(b)	the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; and

(c)	the date upon which the Obligations become due and payable following a Change of Control.

“Maximum Commitment” means the Commitment as it may be (a) reduced from time to time pursuant to Section 2.08 hereof or (b) as it may be increased from time to time pursuant to Section 2.02 hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law (including, without limitation, the Criminal Code (Canada))on such day.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions or with respect to which such Borrower or any ERISA Affiliate otherwise has any liability.

“Multiple Employer Plan” means a Plan that has two or more contributing sponsors (including the Borrowers or any ERISA Affiliate) at least two of which are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Value” means, with respect to any Eligible Asset, the net asset value of such Eligible Asset included in the Compliance Certificate or upon the occurrence of an Adjustment Event, the Interim LTV Certificate most recently delivered or required to be delivered to the Administrative Agent under this Agreement (or if applicable, the Appraisal Valuation thereof required to be delivered pursuant to Section 2.03); provided that in the case of any Eligible Asset that is not 100% owned by a Borrower (directly or indirectly through a Holding Vehicle), only the ratable portion(s) of the net asset value of such Eligible Asset (based on such Person’s interest therein) shall count towards the above calculation and any related calculation of the LTV.

“Non‑Consenting Lender” means, at any time, each Lender that has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Finance Document that, pursuant to Section 10.05, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent.

“Non-KKR Equity Holder” means any holder of Equity Interests in K-PEC that is not KKR or its Affiliate or a KKR Vehicle.

“Note” means a promissory note made by any Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit A hereto, as amended from time to time.

“Obligations” means all indebtedness, obligations and liabilities of the Borrowers of every type and description arising under any Finance Document (or as provided therein, arising in connection therewith) due or to become due to the Finance Parties, whether for principal (including PIK Interest), interest, Unused Fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect (including those acquired by assumption), joint, several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10(h)).

“Outstanding Amount” means, with respect to any Loan on any date, the aggregate outstanding principal amount (including PIK Interest) thereof after giving effect to any Borrowings and prepayments or repayments of such Loan occurring on such date.

“Participant” has the meaning given to it in Section 10.06(g).

“Participant Register” has the meaning given to it in Section 10.06(g).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)).

“Payment Notice” is defined in Section 9.13(b) hereof.

“Payment Recipient” is defined in Section 9.13(a) hereof.

“PBGC” means the United States Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan), other than a Multiemployer Plan, that is maintained or is contributed to by any Borrower or any ERISA Affiliate or with respect to which such Borrower or any ERISA Affiliate otherwise has any liability (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to have any liability) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Periodic Daily SOFR Determination Date” has the meaning given to it in the definition of “Daily SOFR”.

“Periodic Term SOFR Determination Date” has the meaning given to it in the definition of “Term SOFR”.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	incurred under the Finance Documents;

(b)	that is unsecured and incurred pursuant to Section 5.03(b);

(c)
incurred as a Guaranty Obligation on an unsecured basis in respect of indebtedness of a Holding Vehicle or other subsidiary of a Borrower relating to an Asset held directly or indirectly by such Holding Vehicle or subsidiary, as the case may be (the “Permitted Unsecured Guaranties”);

(d)
(i) to any collection bank incurred for the purposes of clearing and settling purchases and sales of securities or (ii) up to an aggregate amount not to exceed $3,000,000 at any one time outstanding under this clause (ii), (A) for temporary or emergency purposes, or (B) related to any foreign exchange transactions; or

(e)	incurred with the prior written approval of the Administrative Agent (acting on the instructions of the Required Lenders).

“Permitted Liens” means:

(a)	any Liens arising under the Finance Documents;

(b)
(i) any Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material, or are not yet due or are being contested in good faith by appropriate proceedings, and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the Accounting Principles and (ii) statutory Liens or bankers Liens arising in the ordinary course of business as to deposit or securities account or other funds maintained with depositary institutions or arising as a result of Applicable Law;

(c)
Liens of the Depository or Securities Intermediary with respect to the Collateral Accounts held at such institution which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens including the right of setoff;

(d)
any Liens arising by operation of law; provided that such liens are not yet delinquent or being contested in good faith by appropriate proceedings and not caused by default or omission on the part of any Borrower, and/or any of its respective Affiliates; or

(e)	any Lien granted with the prior written approval of the Administrative Agent (acting on the instructions of the Required Lenders).

“Permitted Unsecured Guaranties” has the meaning given to it in the definition of “Permitted Financial Indebtedness”.

“Person” or “person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, nonprofit corporation, partnership, limited liability company, exempted company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“PIK Interest” has the meaning given to it in Section 2.05(a)(iv).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), that any Borrower or any ERISA Affiliate maintains, sponsors or participates in or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or with respect to which such Borrower or any ERISA Affiliate otherwise has any liability.

“Plan of Reorganization” has the meaning given to it in Section 10.06(c)(vi).

“Platform” means Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement entered into on or about the Closing Date, in substantially the form of Exhibit C hereto, executed by the Borrowers party thereto granting a first priority security interest in and to the collateral described therein to the Administrative Agent, together with any joinders thereto pursuant to any Borrower Joinder Agreement.

“Portfolio Company” means any privately or publicly owned enterprise (including, for the avoidance of doubt, any platform investment) or separately identifiable subpart thereof (including all person(s) and assets comprising or held by such enterprise or subpart at the time of the Asset and each successor to such person(s)) and any other asset or property in which any Borrower holds, directly or indirectly, an interest.

“PPM” means the Confidential Private Placement Memorandum of K-PEC, as such document may be amended from time to time.

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of Liens on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time, and any reference to any particular section of the PPSA shall be construed to also refer to any successor section thereto.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceeding” has the meaning given to such term in Section 4.07.

“Proposed Amendment” has the meaning given to it in Section 7.09(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarter Date” means March 31, June 30, September 30 and December 31 in each year.

“Recipient” means the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder.

“Regulation” or “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type which is binding or customarily complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self‑regulatory or other authority or organization.

 “Relevant Compliance Report” has the meaning given to that term in Section 2.03(a)(i).

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived by regulation.

 “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of unfunded Commitments and aggregate outstanding principal amount of the Loans (including PIK Interest) under the Facility on such date; provided that the portion of the Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required LTV Plan” has the meaning given to it in Section 2.07(b)(ii).

“Resolution Authority” means any body which has authority to exercise any Write‑down and Conversion Powers, except as provided in Section 8.03(d).

“Responsible Officer” means:

(a)
with respect to each Borrower, any director, managing director, (co‑)chief executive officer, chief operating officer, president, vice president, chief financial officer, chief investment officer, chief compliance officer, general counsel, treasurer, assistant treasurer, assistant secretary or secretary of the Borrower, general partner of such Borrower or other Person authorized hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the applicable Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower; and

(b)	with respect to the Administrative Agent, any officer thereof who has responsibility with respect with respect to the administration of this Agreement and the other Finance Documents.

“Revaluation Date” means (a) the date of any Material Asset Event, (b) the last Business Day of each calendar month, and (c) each other date on which the Administrative Agent or any Borrower shall reasonably request.

“S&P” means S&P Global Ratings, or any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” has the meaning given to it in Section 4.12.

“Sanctions Laws” has the meaning given to it in Section 4.12.

“Sector” means a GICS Industry Group Classification.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” means, collectively, the Account Control Agreements, the Pledge and Security Agreement and each of the other security agreements, pledge agreements, supplements, filings, assignments and any other similar agreements, documents or instruments from time to time executed and delivered by any Borrower creating, granting or purporting to create or grant a Lien in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Security Agreement) as security for the Obligations.

“Sellout LTV” means thirty‑seven and one‑half percent (37.50%).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the FRBNY on the FRBNY’s website (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvent” and “Solvency” mean, with respect to any person on any date of determination, that on such date (a) the fair salable value of the assets of such person is greater than the total amount of liabilities, including contingent liabilities, of such person, (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its existing debts as they become absolute and matured and (c) such person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, with respect to any currency other than Dollars on any Revaluation Date, the rate at which such currency may be exchanged into Dollars, as set forth on such Revaluation Date at approximately 11:00 a.m. on the applicable Reuters World Currency Page.  In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as the Administrative Agent may determine, in its reasonable discretion; provided that if at the time of any such Revaluation Date, for any reason, no such Spot Rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate, in the exercise of its commercially reasonable discretion, to determine such rate, and such determination shall be conclusive absent manifest error.

“Stated Maturity Date” means December 23, 2027.

“Subordination Agreement” means any Subordination Agreement to be executed by the Administrative Agent and each Affiliate of KKR, in its capacity as a lender under a KKR Subordinated Unsecured Facility.

“Subsidiary” means, in relation to any person, a person:

(a)	which is controlled, directly or indirectly, by the first mentioned person;

(b)	more than half the voting power of shares of stock (or similar or equivalent instruments) of which is beneficially owned, directly or indirectly, by the first mentioned person; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned person,

and for this purpose, a person shall be treated as being controlled by another if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body or similarly directs its affairs.

“Tax Distributions” means, with respect to any Borrower that, for U.S. federal income tax purposes, is a partnership or disregarded entity for U.S. federal income tax purposes, distributions to the holder(s) of Equity Interests in such Borrower for a taxable year of such Borrower in an aggregate amount not to exceed the amount (when taken together with the amount of all prior or concurrent distributions by such Borrower to such holder(s) for such year) that is required for such holder(s) (or their direct or indirect owners, if applicable) to pay when due the Taxes imposed on them for such year attributable solely to the taxable income or gain of such Borrower for such year determined (i) using the highest effective marginal combined federal, state, provincial and local income tax rate for such year and multiplying it by such taxable income or gain of such Borrower and (ii) by taking into account any applicable limitations on deductions or expenses and the character of the applicable items of income or gain.

“Taxes” means any and all present or future taxes, charges, fees, levies, duties, imposts, deductions, withholdings or other assessments, together with any interest and penalties and additions to tax imposed by any federal, state, provincial, local or foreign taxing authority.

“Term Rate” means, with respect to any Loan for any Interest Period, an interest rate per annum equal to the Term SOFR Reference Rate for such Interest Period.

“Term Rate Loan” means a Loan that bears interest based on the Term Rate.

“Term SOFR” means,

(a)
for any calculation with respect to a Term Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Date, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred (or a Benchmark Transition Event with respect to Term SOFR has occurred but an applicable Benchmark Replacement has not yet been implemented), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Date (and, for the avoidance of doubt, if the first preceding U.S. Government Securities Business Day is more than three (3) U.S. Government Securities Business Days prior to such Periodic Term

SOFR Determination Date, then such Term Rate Loan shall be subject to Section 2.18(a)), and

(b)
for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one‑month on the day (such day, the “Base Rate Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred (or a Benchmark Transition Event with respect to Term SOFR has occurred but an applicable Benchmark Replacement has not yet been implemented), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Date;

provided that notwithstanding the foregoing, if Term SOFR for any Interest Period is less than 0%, Term SOFR shall be deemed to be 0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward‑looking term rate based on SOFR.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes and advisory or financing fees incurred by any Borrower (or any holding company of any Borrower) to any person in connection with the Finance Documents and/or the transactions contemplated therein.

“Transaction Security” means the Security created or expressed to be created in favor of, or for the benefit of, the Administrative Agent pursuant to the Security Documents.

“Trigger Event” means that, after giving effect to any Appraisal Valuation obtained pursuant to Section 2.03, either:

(a)
the LTV, as recalculated after giving effect to the Appraisal Valuation, for the relevant period is greater than the Cure Plan LTV, if prior to such Appraisal Valuation, the LTV was less than or equal to the Cure Plan LTV; or

(b)	the updated Appraisal Valuation shall result in an Event of Default.

“UK Bail‑In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unused Fees” means those fees set forth in Section 2.05(b).

“Unused Rate” means the following percentages per annum based upon the Daily Usage as set forth below:

Daily Usage	Unused Rate
≤50%	0.70%
>50%	0.50%

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning given to it in Section 2.10(e)(ii)(B)(3).

“Valuation Policy” means the Valuation Policies and Procedures of K-PEC and the KKR DAV Manager LLC, effective May 30, 2023, as amended from time to time, delivered to the Administrative Agent on or prior to the Closing Date, as such document may be amended from time to time in accordance with the terms hereof.

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write‑down and Conversion Powers” means:

(a)
in relation to any Bail‑In Legislation described in the EU Bail‑In Legislation Schedule from time to time, the powers described as such in relation to that Bail‑In Legislation in the EU Bail‑In Legislation Schedule;

(b)	in relation to any other applicable Bail‑In Legislation other than the UK Bail‑In Legislation:

(i)
any powers under that Bail‑In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail‑In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail‑In Legislation; and

(a)	in relation to the UK Bail‑In Legislation:

(i)
any powers under that UK Bail‑In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail‑In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail‑In Legislation.

Section 1.02.          Related Matters.

(a)          Construction.

(i)          Unless a contrary indication appears any reference in this Agreement to:

(A)       any person acting in any particular capacity shall, unless otherwise specified, include references to such person’s successors and permitted assigns in such capacity;

(B)        a document in “agreed form” is a document which is agreed in writing by or on behalf of the Borrower Representative and the Administrative Agent;

(C)          “assets” includes present and future properties, revenues and rights of every description;

(D)        “guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(E)         “including” shall be construed as a reference to “including without limitation”, so that any list of items or matters appearing after the word “including” shall be deemed not to be an exhaustive list, but shall be deemed rather to be a representative list, of those items or matters forming a part of the category described prior to the word “including”;

(F)          a provision of law is a reference to that provision as amended or re‑enacted;

(G)        any definition of or reference to any agreement, instrument or other document (including any Constitutional Document) is to be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Finance Document);

(H)        any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended, modified, supplemented, replaced or otherwise modified from time to time;

(I)           a time of day is a reference to New York time;

(J)          the plural include the singular, the singular includes the plural; and

(K)       the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the preamble, the Schedules and the Exhibits) and not to any particular provision of this Agreement. Article, section, subsection, exhibit, schedule and preamble references in this Agreement are to this Agreement.

(ii)          Section, Clause and Schedule headings are for ease of reference only.

(iii)        Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(iv)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(v)         No personal liability shall attach to any director, manager, officer, authorized signatory or employee of any Borrower save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

(vi)         A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(A)         any replacement page of that information service which displays that rate;

(B)         the appropriate page of such other information service which displays that rate from time to time in place of that information service; and

(C)        if such page or service ceases to be available shall include any other page or service displaying that rate specified by the Administrative Agent after consultation with the Borrower Representative.

(b)         Determination. Any determination or calculation contemplated by this Agreement that is made by the Administrative Agent or any Lender shall be final and conclusive and binding upon the Borrowers in the absence of manifest error. References in this Agreement to any “determination” by the Administrative Agent or any Lender include good faith estimates by the Administrative Agent or such Lender (in the case of quantitative determinations), and good faith beliefs by the Administrative Agent or such Lender (in the case of qualitative determinations).

(c)         Other Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), (i) all non‑capitalized terms defined in Article 8 or 9 of the Uniform Commercial Code, as in effect in the State of New York from time to time, are used herein as so defined and (ii) all accounting terms not specifically defined but used herein shall be construed and interpreted, all accounting determinations hereunder shall be made, and all financial calculations (including financial ratios) and statements required to be delivered hereunder shall be prepared in accordance with the Accounting Principles as in effect from time to time, applied on a basis consistent with the audited financial statements referred to in Section 6.01.

(d)         Pro Forma Calculations. Any reference to the LTV being calculated on a pro forma basis will be calculated based on the most recently delivered Compliance Certificate, Interim LTV Certificate or Appraisal Valuation (if applicable) pro forma for the matters specified herein. For purposes of giving pro forma effect to the transaction giving rise to Asset Proceeds Receipts in Section 2.07(c)(i) on any date, pro forma effect shall be given to (1) the transaction giving rise to the applicable Asset Proceeds Receipts, (2) any deductions from Asset Proceeds pursuant to clauses (a), (b) or (c) of the definition thereof and (3) the application of such Asset Proceeds to the prepayment of the Facility in accordance with Section 2.07(c) on such date.

(e)         Joint and Several Liability; Postponement of Subrogation.

(i)        Notwithstanding any other provision of the Finance Documents, all Obligations (and any other obligations) of Borrowers hereunder and under the other Finance Documents shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of each other Borrower under this Agreement and the other Finance Documents.  To the fullest extent permitted by law, the liability of each Borrower for the obligations under this Agreement and the other Finance Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (x) the validity or enforceability of this Agreement or any other Finance Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Finance Party, (y) any defense, set‑off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Finance Documents) which may at any time be available to or be asserted by such other applicable Borrower or any person against any Finance Party or (z) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Finance Document, or of such Borrower under this Section 1.02(e) in bankruptcy or in any other instance (other than the defense of payment).

(ii)         If an Event of Default has occurred and is continuing, each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all Obligations (other than contingent obligations for which no claim has been asserted) under the Finance Document and the termination or expiration of all Commitments. If an Event of Default has occurred and is continuing, any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Finance Document (other than contingent obligations for which no claim has been asserted) and the termination or expiration of all Commitments shall be held in trust for the benefit of the applicable Finance Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Finance Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. If an Event of Default has occurred and is continuing, in furtherance of the foregoing, for so long as any obligations of any Borrower hereunder or any Commitments remain outstanding hereunder (other than contingent obligations for which no claim has been asserted) or under any other Finance Document, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Finance Document of such other Borrower to any Finance Party.

(f)          Appointment of Borrower Representative. The Borrower Representative shall act as representative for each Borrower. The Borrower Representative will be acting as agent, attorney-in-fact and representative on each Borrower’s behalf for the purposes of issuing Loan Notices or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Finance Documents, executing certain Finance Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of Borrowers under the Finance Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such person and shall be binding upon and enforceable against such person to the same extent as if the same had been made directly by such person.

Section 1.03.   Rates. Except as expressly provided in this Agreement, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily SOFR, Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then‑current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily SOFR, Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily SOFR, Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily SOFR, Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have, in the absence of gross negligence or willful misconduct, no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.01.          Loans.

(a)          Loans. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day, during the Availability Period (each such date, a “Funding

Date”), to make Loans in Dollars to the Borrowers at any time and from time to time in an aggregate amount at any one time outstanding up to such Lender’s Commitment at any such time; provided that after making any such Loans: (a) such Lender’s Applicable Percentage of the Total Outstandings would not exceed such Lender’s Commitment; and (b) the Total Outstandings would not exceed the aggregate Commitments. The obligations of each Lender hereunder shall be several and not joint; provided that the failure of any Lender to advance the proceeds of its Applicable Percentage of any Loan required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Loan required to be advanced hereunder. Amounts borrowed and repaid under the Facility may be reborrowed. Notwithstanding anything to the contrary in this Agreement, interest on the Loans (if and when funded) shall commence to accrue from the applicable Funding Date thereof.

(b)          Loan Notice. The Borrowers shall request the Loans by delivery of an irrevocable written loan notice (the “Loan Notice”) signed by a Responsible Officer of the Borrower Representative in the form of Exhibit B hereto, specifying (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the applicable Borrower(s), (iii) the amount of Loans to be borrowed, (iv) the type of Borrowing and corresponding Interest Period (if applicable), (v) the wire instructions of the account(s) of the applicable Borrower(s) to which funds are to be disbursed and (vi) shall certify as the then-current principal amount outstanding in respect of each KKR Subordinated Unsecured Facility. Each such Loan Notice must be received by the Administrative Agent not later than (x) in the case of a Term Rate Loan, 10:00 a.m. (New York City time) two (2) Business Days prior to the requested Funding Date, and (y) in the case of a Daily SOFR Loan, 12:00 p.m. (New York City time) one (1) Business Day prior to the requested Funding Date and (z) in the case of a Base Rate Loan, 10:00 a.m. (New York City time) on the requested Funding Date, of such Loans (or such shorter period as may be agreed to by the Administrative Agent with the consent of each Lender). Following receipt of a Loan Notice, the Administrative Agent shall reasonably promptly notify each Lender of the principal amount of the Loans to be made and the amount of its respective Applicable Percentage of the applicable Loans that it will be obligated to fund on such Funding Date.

(c)          Funding. On each Funding Date, not later than 2:00 p.m. (New York City time), each Lender shall make available to the Administrative Agent its ratable portion of the Loans requested under clause (b) above by wire transfer in Same Day Funds in Dollars at the office designated by the Administrative Agent. Upon satisfaction of the applicable conditions set forth in Article 3 as determined by the Administrative Agent in its sole discretion, the Administrative Agent shall promptly deposit such proceeds in Same Day Funds in Dollars in the account specified in the applicable Loan Notice. If a funding does not occur on a Funding Date because any condition precedent to such requested borrowing herein specified has not been met or not all Lenders have made their respective Loans on such date, then the Administrative Agent shall return any amounts received to the respective Lenders without interest.

(d)          Availability of Funds; Funding by Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to each Funding Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on each Funding Date, the Administrative Agent may assume that such Lender has made or will make such amount available to the Administrative Agent on each Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on each Funding Date. If the Administrative Agent has made such corresponding amount available to the Borrowers but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, then the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from each Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Term Rate plus the Margin. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative and the Borrowers shall, on or prior to the next Interest Payment Date, pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the relevant Funding Date until the date such amount is paid to the Administrative Agent, at the interest rate otherwise payable hereunder. If (a) the Administrative Agent declines to make a requested amount available to the Borrowers until such time as all applicable Lenders have made payment to the Administrative Agent, (b) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (c) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrowers on a Funding Date, then such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrowers through and including the time of such Borrower’s receipt of the requested amount and the Borrowers shall have no obligation to pay interest to such Lender on any amounts not so advanced. Nothing in this Section 2.01(d) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.01(d)shall be conclusive, absent manifest error.

(e)          Reallocation of Loans. At any time, the Borrowers may request a reallocation of the then-outstanding Allocated Loan Amounts by giving at least three (3) Business Days prior written notice to the Administrative Agent. The Administrative Agent and the Lenders shall consent to such reallocation and the Administrative Agent shall update the Register and the Participant Register accordingly; provided that, the Borrowers shall not be permitted to reallocate the Allocated Loan Amounts more than twenty five (25) times in any fiscal year.

Section 2.02.          Increase in the Maximum Commitment.

(a)          Request for Increase. Provided no Event of Default has occurred and is continuing, and subject to compliance with the terms of this Section 2.02, upon delivery to the Administrative Agent by the Borrower Representative of a Facility Increase Request, the Borrowers may request a permanent increase of the Maximum Commitment; provided that the Maximum Commitment as increased pursuant to this Section 2.02 shall not exceed $1,500,000,000 at any one time. Such permanent increases may be effected in one or more requested increases, in minimum increments of $25,000,000 (or such other amount as agreed by the Administrative Agent) (each such increase, shall be referred to herein as a “Facility Increase”).

(b)          Effective Date. The Administrative Agent and the Borrower Representative shall determine the effective date of any Facility Increase (the “Increase Effective Date”). Provided that the Facility Increase is to occur, the Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the Increase Effective Date.

(c)          Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i)         no later than thirty (30) calendar days prior to the date of such increase (or such shorter period as agreed by the Administrative Agent in its sole discretion), the Borrower Representative shall deliver to the Administrative Agent a Facility Increase Request signed by a Responsible Officer of the Borrower Representative certifying and attaching the resolutions adopted by or on behalf of the Borrower Representative approving or consenting to such increase;

(ii)         on or prior to the proposed date of such Facility Increase, the Borrowers shall pay to the Administrative Agent, to the extent invoiced at least two (2) Business Days prior to the required payment date, all fees due and owing in connection with such Facility Increase;

(iii)        on the Increase Effective Date, (A) any existing Lender or Lenders agree(s) to increase its Commitment to support the Facility Increase, in its sole discretion, and/or (B) any additional Lender or Lenders shall have joined the Facility in accordance with Section 2.20 or Section 10.06 hereof, and the aggregate Commitment of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase;

(iv)         no Default or Event of Default shall have occurred or be continuing as of the Increase Effective Date;

(v)          all of the representations and warranties of the Borrowers contained in Article 4 and in any other Finance Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Increase Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(vi)       the LTV shall be less than or equal to the Maintenance LTV on a pro forma basis taking into account any borrowings, prepayments and/or repayments of the Facility made or to be made on or prior to the relevant Increase Effective Date and taking into account any use of proceeds of the Loans; and

(vii)       for the avoidance of doubt, such increases provided under this Section 2.02 may be provided by existing Lender(s) on a non‑ratable basis and no opinions shall be required in connection with any Facility Increase.

(d)         Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase pursuant to this Section 2.02 (whether pursuant to a new Lender joining the Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of the outstanding Loans is in the same proportion as that of such Lender’s individual Commitment over the total Commitments. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, (i) the Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.01 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) the applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans.

Section 2.03.     Appraisal Rights.

(a)         The Administrative Agent shall have the right from time to time to engage an Approved Appraiser to recalculate the Net Asset Value of any one or more of the Eligible Assets and the related LTV (each such valuation, an “Appraisal”) subject to the following terms and conditions:

(i)         the Administrative Agent may only exercise its rights under this Section 2.03 if the LTV stated in the Compliance Certificate or the Interim LTV Certificate most recently delivered to the Administrative Agent in accordance with this Agreement (the “Relevant Compliance Report”) is greater than the Cash Sweep LTV;

(ii)         the Administrative Agent must notify the Borrowers in writing of its intention to exercise its rights under this Section 2.03 within ten (10) Business Days after its receipt of the Relevant Compliance Report; and

(iii)        the scope of any Appraisal shall be limited to a review of the application by the Investment Manager of the valuation methodology as set forth in the Valuation Policy and not a review of the data underlying such valuation or the choice of methodology contained in the Relevant Compliance Report.

(b)        Within twenty (20) Business Days of any request by the Administrative Agent for an Appraisal pursuant to clause (a)(ii) above, the Borrowers shall use their commercially reasonable efforts to cause the Approved Appraiser to issue a report setting forth the Net Asset Value of the Eligible Assets and the related LTV (an “Appraisal Valuation”). Such Appraisal Valuation shall be binding for all purposes of this Agreement until the Administrative Agent receives a new Appraisal Valuation in accordance with clause (c) hereof or a Compliance Certificate in accordance with this Agreement (which, for the avoidance of doubt, shall account for the Appraisal Valuation).

(c)       Following its receipt of the Appraisal Valuation, the Borrowers may notify the Administrative Agent and the Approved Appraiser in writing if they disagree with such Appraisal Valuation within ten (10) Business Days after its receipt of the Appraisal Valuation, in which case the Borrowers shall use their commercially reasonable efforts to cause the Approved Appraiser to issue a final report setting forth an updated Appraisal Valuation within ten (10) Business Days of such notice, which Appraisal Valuation shall be binding for all purposes of this Agreement until the Administrative Agent receives a new Compliance Certificate in accordance with this Agreement (which, for the avoidance of doubt, shall account for the Appraisal Valuation).

(d)          The Borrowers shall provide the Approved Appraiser with information relating to the Relevant Compliance Report promptly upon request.  The Administrative Agent may not exercise its rights under this Section 2.03 more than once in any Financial Quarter and, if such Appraisal Valuation does not result in a Trigger Event then, (i) the Administrative Agent may not exercise its rights under this Section 2.03 for a period of three (3) Financial Quarters from the date of such Appraisal Valuation (the first such Financial Quarter being the Financial Quarter following the Financial Quarter with respect to which relevant Appraisal Valuation occurred) unless an Event of Default has occurred and is continuing and (ii) the Administrative Agent shall pay the costs and expenses of the Approved Appraiser in connection with the Appraisal Valuation.

Section 2.04.     Use of Proceeds.

(a)        The Borrowers shall apply all amounts borrowed by it under the Facility only towards purposes permitted by its, and K‑PEC’s, Constitutional Documents and the PPM, including, but not limited to financing or refinancing, directly or indirectly, in whole or in part:

(i)         the liquidity needs of Assets (including, without limitation, financing for Follow‑on Assets, refinancing or purchasing of third-party indebtedness) together with all fees, costs and expenses in connection therewith;

(ii)        purchasing any indebtedness of or relating to any Asset together with all fees, costs and expenses in connection therewith;

(iii)        repayment of existing Assets by K-PEC, K-PEC Holdco or their direct or indirect subsidiaries, together with all fees, costs and expenses in connection therewith;

(iv)         any redemption, distribution or other return to K-PEC or K-PEC Holdco, together with all fees, costs and expenses in connection therewith; and

(v)          Transaction Costs.

(b)         The Borrowers shall not, and shall cause their respective Affiliates not to, take any action with respect to the proceeds of any Loans that is in violation of the Margin Regulations.

(c)       Neither the Lenders nor any Agent shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans, and neither the Lenders nor any Agent shall be obligated to determine whether or not any Borrower’s use of the proceeds of the Loans are for purposes permitted under its Constitutional Documents. Nothing, including, without limitation, any Borrowing or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lenders or Agents as to whether any investment by a Borrower is permitted by the terms of the applicable Borrower’s Constitutional Documents.

Section 2.05.    Interest; Fees.

(a)          Interest Rate.

(i)          Base Interest. Subject to the provisions of clauses (ii), (iii) and (iv) below, each Loan (including, for the avoidance of doubt any amount added thereto as PIK Interest) shall bear interest at the Term Rate, Daily SOFR or the Base Rate, as elected by the Borrower Representative, for such Interest Period for such Loan plus the Margin, payable in cash in arrears on each Interest Payment Date and when the Loans shall become due (whether at maturity, by reason of prepayment, acceleration or otherwise).

(ii)        Interest Rate Determinations. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rates that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period, and shall promptly give notice thereof to the Borrowers, the Administrative Agent and each Lender. Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date, upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and at maturity of the Loans, including final maturity of the Loans, in each case in accordance with the priority of payments as expressly provided herein.

(iii)        Default Interest. If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), such overdue amounts shall bear interest (including post‑petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is equal to the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.05 is not a permitted alternative to timely payment and shall not in and of itself constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Finance Party.

(iv)        Payment in Kind. On each Interest Payment Date, all interest accruing on the relevant Loan for such Interest Period shall be paid in kind (in lieu of payment in cash) and capitalized and added to the principal amount of such Loan (such interest so paid in kind, “PIK Interest”) unless, (i) an Event of Default has occurred and is continuing or (ii) no later than the date falling two (2) Business Days prior to such Interest Payment Date, the Borrower Representative elects by written notice to the Administrative Agent to pay such interest amount in cash. For greater certainty, if any Applicable Law requires the deduction or withholding of any Tax from any PIK Interest and such deduction or withholding constitutes Excluded Taxes, the amount deducted and withheld shall be considered paid to the Recipient and not capitalized and added to the principal amount of such Loan.  Any PIK Interest shall upon and after being so capitalized, be treated as part of the principal amount of the relevant Loan, shall bear interest in accordance with this Section 2.05(a) and shall be payable in accordance with the applicable repayment and/or prepayment provisions of this Agreement. The Administrative Agent’s determination of the principal amount of the Notes outstanding at any time shall be conclusive and binding, absent demonstrable error. For the avoidance of doubt, the Conditions to Borrowing set forth in Section 3.02 shall not apply to the payment in kind of any interest amounts pursuant to this Section 2.05(a)(iv).

(b)       Unused Fees. The Borrowers shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee calculated daily equal to the Unused Rate multiplied by the amount by which the aggregate Commitments during such period exceed the sum of the average Total Outstandings immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of 360 days. The unused fee shall accrue at all times from and after the Closing Date and shall be due and payable quarterly in arrears on the first (1st) Business Day after the end of each March, June, September and December, commencing on January 1, 2025, and ending on the last day of the Availability Period. The unused fee shall be calculated quarterly in arrears. Any such unused fees shall be paid in kind (in lieu of payment in cash) and capitalized and added to the principal amount of the Loan on the relevant due date at the election of the Borrower Representative, unless no later than the date falling two (2) Business Days prior to such Interest Payment Date, the Borrower Representative elects by written notice to the Administrative Agent that the amount for such period will be paid in cash. Thereafter, any such amounts shall be treated as part of the principal amount of the relevant Loan and shall bear interest in accordance with Section 2.05(a) of this Agreement.

(c)          Payment of Interest.

(i)          Accrual of Interest. Interest on the Loans and any portion thereof shall commence to accrue in accordance with the terms of this Agreement and the other Finance Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of this Section 2.05, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment (whether by acceleration or otherwise) has been received in Same Day Funds by the Administrative Agent.

(ii)          Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears on each Interest Payment Date (subject to Section 2.05(a)(iii)) and on the Maturity Date. Interest hereunder shall be due and payable (1) in Dollars and (2) in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)         Computations of Interest and Fees. All computations of interest and fees for the Loans shall be made on the basis of a 360‑day year of twelve 30‑day months, except that any interest accruing at a Base Rate shall be computed on the basis of a 365‑day year in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan. For the purposes of the Interest Act (Canada)  and disclosure thereunder, whenever any interest or any fee to be paid under any loan is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate is used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(e)          Continuation; Conversion. The Borrowers may, by notice to the Administrative Agent given not later than 12:00 p.m. at least three (3) Business Days prior to any Interest Payment Date, convert and/or continue any outstanding Loans as Term Rate Loans, Base Rate Loans or Daily SOFR Loans, as the case may be. Any such notice shall (i) state the continuation or conversion date for such continuation or conversion (which shall, with respect to any Term Rate Loans, be the last day of the then outstanding Interest Period in respect thereof) and (ii) state whether the Loan or Loans are to be converted to or continued as Term Rate Loans, Base Rate Loans or Daily SOFR Loans. If the Borrowers shall have failed to give to the Administrative Agent a timely notice of continuation or conversion pursuant to this Section 2.05(e), the Loans shall be deemed continued as Loans of the same type. For the avoidance of doubt, the Conditions to Borrowing set forth in Section 3.02 shall not apply to the continuation or conversion of any Loans pursuant to this Section 2.05(e).

Section 2.06.    Notes; Payment of Obligations.

(a)          Notes. The Loans to be made by the Lenders to the Borrowers hereunder, if so requested by any Lender, shall be evidenced by promissory notes of the applicable Borrower. Each Note shall be: (i) payable to the Lenders or their registered assigns at the principal office of the Administrative Agent; (ii) bear interest in accordance with Section 2.05(a); (iii) be in the form of Exhibit A hereto (with blanks appropriately completed in conformity herewith); and (iv) be made by the applicable Borrower.

(b)          Maturity. The principal amount (including PIK Interest) of the Loans outstanding, together with any accrued interest thereon, and all accrued fees and other amounts due and payable hereunder, shall be due and payable on the Maturity Date, and the Borrowers hereby unconditionally promise to pay to the Administrative Agent in Dollars for the account of each Lender such outstanding amounts due on the Maturity Date (or such earlier date on which the Loans become due and payable).

(c)          Payments Generally. The Borrowers shall make each payment under the Finance Documents to the Administrative Agent, for the account of the Lenders to which such payment is owed, and such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by the Borrowers, in Dollars and in Same Day Funds not later than 4:00 p.m. (New York City time) on the date specified herein. Funds received after 4:00 p.m. (New York City time) shall be treated for all purposes as having been received by the Administrative Agent on the next Business Day following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by the Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender’s lending office. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(d)          Payments by Borrowers; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Term Rate plus the Margin. A notice of the Administrative Agent to any Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

Section 2.07.          Prepayments.

(a)         Voluntary Prepayments. The Borrowers may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty. Each such prepayment notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) one (1) Business Day prior to the proposed prepayment date and shall specify: (A) the Loans to be prepaid, (B) the date (which shall be a Business Day) and amount of such prepayment and (C) the type(s) of Loans and the relevant Allocated Loan Amounts to apply such prepayment to be prepaid. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such prepayment due to such Lender based on such Lender’s Applicable Percentage of the Facility. Any prepayment of a Loan shall be accompanied by all accrued interest thereon and, as applicable, together with any additional amounts required pursuant to Section 2.11. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any amounts repaid may be reborrowed subject to the terms hereof.

(b)          Mandatory Prepayments.

(i)          Change of Control. Except as may otherwise be agreed by the Administrative Agent and the Required Lenders in writing, upon the occurrence of a Change of Control, the Commitments shall be terminated and the Borrowers shall promptly (and in any event within ten (10) Business Days) pay the principal amount (including PIK Interest) of the Loans outstanding, together with any accrued interest thereon, and all accrued fees and other amounts due and payable hereunder.

(ii)          Cure Plan LTV. If, in the most recently delivered Compliance Certificate (or, if applicable, Interim LTV Certificate or Appraisal Valuation), the LTV is stated to be greater than the Cure Plan LTV (by reference to the most recently delivered Compliance Certificate (or, if applicable, Interim LTV Certificate or Appraisal Valuation)), within forty‑five (45) calendar days of the date of delivery of such Compliance Certificate, Interim LTV Certificate or Appraisal Valuation, as applicable, the Borrowers shall: (x) repay all or a portion of the principal amount (including PIK Interest) of the Loans then outstanding in an aggregate amount sufficient to cause the LTV (after giving effect to such repayment) to be not greater than the Cash Sweep LTV and/or (y) provide to the Administrative Agent a plan of action (a “Required LTV Plan”) sufficient to reduce the LTV to no greater than the Cash Sweep LTV within one hundred ninety-five (195) calendar days of the date of the Borrowers’ delivery of such Compliance Certificate, Interim LTV Certificate or Appraisal Valuation (or such longer period as may be reasonably agreed by the Administrative Agent).  Any such Required LTV Plan shall be subject to the approval of the Administrative Agent and the Required Lenders, in their sole discretion. The Borrowers shall diligently pursue any approved Required LTV Plan, and shall keep the Administrative Agent informed of the status of any such Required LTV Plan and shall use any proceeds received in connection with such Required LTV Plan to repay all or a portion of the principal amount (including PIK Interest) of the Loans then outstanding until the LTV (after giving effect to such repayment) is not greater than the Cash Sweep LTV.

(iii)       Material K‑PEC Amendment. Except as may otherwise be agreed by the Administrative Agent and the Required Lenders in writing, following the occurrence of a Material K-PEC Amendment for which the Administrative Agent and the Required Lenders have not provided their consent, the Commitments shall be terminated and the Borrowers shall promptly (and in any event within ten (10) Business Days) pay the principal amount (including PIK Interest) of the Loans outstanding, together with any accrued interest thereon, and all accrued fees and other amounts due and payable hereunder.

(c)          Asset Proceeds.

(i)         Subject to clauses (A) and (B) below, within (i) five (5) Business Days of receipt by any Borrower of any Asset Proceeds (“Asset Proceeds Receipts”) or (ii) if elected by any Borrower on the last day of the then applicable Interest Period in respect of the Loan to be prepaid (so long as there is no Event of Default then outstanding, and such Asset Proceed Receipts are held in a Collateral

Account (and not withdrawn)), such Borrower shall apply such Asset Proceeds Receipts in prepayment of the outstanding Facility as follows:

(A)       if the LTV stated in the most recently delivered Compliance Certificate, Interim LTV Certificate or Appraisal Valuation (if applicable) (after giving pro forma effect to the transaction giving rise to such Asset Proceeds) is greater than the Maintenance LTV but less than the Cash Sweep LTV, in an amount equal to the lower of:

(1)         fifty percent (50%) of Asset Proceeds Receipts; and

(2)         such amount that results (after prepayment but deducting (to the extent included in the calculation of the Net Asset Value) any Asset Proceeds Receipts to the extent those will, following such prepayment, be available for distribution) in the LTV being reduced to the Maintenance LTV (or, at the discretion of the Borrower Representative, lower than the Maintenance LTV); and

(B)       if the LTV stated in the most recently delivered Compliance Certificate, Interim LTV Certificate or Appraisal Valuation (if applicable) (after giving pro forma effect to the transaction giving rise to such Asset Proceeds) is greater than or equal to the Cash Sweep LTV, in an amount equal to the lower of:

(1)          one hundred percent (100%) of Asset Proceeds Receipts; and

(2)         such amount that results (after prepayment but deducting (to the extent included in the calculation of the Net Asset Value) any Asset Proceeds Receipts to the extent those will, following such prepayment, be available for distribution) in the LTV being reduced to the Maintenance LTV (or, at the discretion of the Borrower Representative, lower than the Maintenance LTV).

(ii)       Notwithstanding anything to the contrary in this Agreement, any obligation to apply any Asset Proceeds in prepayment of the Facility in accordance with this Section 2.07(c) shall only apply to the extent that there are Asset Proceeds available to the Borrowers to be so applied taking into account any cash payment of interest made or to be made on the next Interest Payment Date.

(iii)        The Borrower Representative shall promptly notify the Administrative Agent upon any Borrower receiving any Asset Proceeds, to the extent such Asset Proceeds would, if received by such Borrower, be required to be applied (in whole or in part) in prepayment of the Facilities pursuant to paragraph (i) above.

(iv)         For the avoidance of doubt, (x) Asset Proceeds Receipts shall not be required to be applied in prepayment of the Facility if the LTV is less than or equal to the Maintenance LTV and (y) Asset Proceeds Receipts not required to be applied in prepayment of the Facility in accordance with this Section 2.07(c) shall be required to be deposited into the Collateral Account in accordance with Section 5.01(a) hereof and shall be subject to the withdrawal restrictions from such Collateral Accounts set forth in Section 5.01(b) hereof.

(v)          Application of Prepayments. Any Asset Proceeds Receipts applied in prepayment of the Facility shall be applied in the following priorities:

(A)          first, to pay all outstanding fees and costs, expenses and indemnities of the Administrative Agent;

(B)       second, to pay all accrued and unpaid interest on the Loans (in each case, for the avoidance of doubt, excluding any PIK Interest), which interest repayment shall be applied to the Allocated Loan Amount of each Borrower on a pro rata basis in accordance with the outstanding Allocated Loan Amount;

(C)      third, to pay all unpaid outstanding principal of the Loans (including PIK Interest), which principal repayment shall be applied to the Allocated Loan Amount of each Borrower on a pro rata basis in accordance with the outstanding Allocated Loan Amount; and

(D)          fourth, to pay the remainder, if any, to the Borrowers.

(vi)         All payments made under this Section 2.07 shall be made in cash, in immediately available funds.

Section 2.08.     Termination or Reduction of Commitments.

(a)          Mandatory. The aggregate Commitments shall be automatically and permanently reduced to zero ($0) on the expiration of the Availability Period.

(b)        Voluntary. The Borrowers may terminate the Commitments, or from time to time reduce the Maximum Commitment, by giving prior written notice to the Administrative Agent (which notice may be by telephone, if confirmed in writing promptly thereafter, by fax, electronic mail or other written communication) of such termination or reduction three (3) Business Days (or such shorter time as the Administrative Agent may permit) prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice): (i) in the case of complete termination of the Commitments, upon prepayment by the applicable Borrowers of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 2.05 hereof; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the principal Obligations exceed the reduced Maximum Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 2.07(a) hereof.  Notwithstanding the foregoing, without the consent of the Administrative Agent (in its sole discretion), in no event shall a reduction by the Borrowers reduce the Maximum Commitment to less than $100,000,000 (except for a termination of all the Commitments) and in no event shall any Facility Increase be effective within one hundred and twenty days (120) of such reduction.  Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same.  Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders on a pro rata basis, subject to Section 2.02 hereof.

(c)          Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under this Section 2.08. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of the amount by which the Commitments are reduced. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

Section 2.09.     Increased Costs; Capital Adequacy.

(a)        Compensation for Increased Costs and Taxes; Change in Law. Subject to the provisions of Section 2.10 (which shall be controlling with respect to the matters covered thereby), if any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)          imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or

(ii)         subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)      and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto, in each case in an amount that such Lender deems to be material;

(iv)         then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.09(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)          Capital Adequacy and Liquidity Adjustment. If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within twenty (20) Business Days after receipt by the Borrower Representative from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.09(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)          Any request for compensation pursuant to clauses (a) or (b) of this Section 2.09 as a result of a Change in Law shall only be honored to the extent such Lender represents that such Lender is generally seeking compensation from similarly situated borrowers under similar credit facilities with respect to such Change in Law.

Section 2.10.          Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Finance Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Payment of Other Taxes by Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnification. (i) Without duplication or limitation of any amounts payable by the Borrowers under Section 2.10(a) or (b), each Borrower shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)        Each Lender shall, and does hereby, severally indemnify the Administrative Agent (and shall make payment in respect thereof within ten (10) days after demand therefor): (A) against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so); and (B) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(g) relating to the maintenance of a Participant Register; and (C) against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Finance Document against any amount due to the Administrative Agent under this Section 2.10(c)(ii).

(d)        Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.10, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, in its reasonable discretion.

(e)          Status of the Lenders; Tax Documentation. (i) If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document, such Lender shall deliver to the applicable Borrowers and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(e)(ii)(A), Section 2.10(e)(ii)(B) and Section 2.10(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, if any Borrower is a U.S. Person;

(A)          any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative (and the Borrower Representative shall deliver to such Borrower) and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN‑E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Finance Document, IRS Form W‑8BEN or IRS Form W‑8BEN‑E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W‑8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit E‑1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W‑8BEN or W‑8BEN‑E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or IRS Form W‑8BEN‑E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑2 hereto or Exhibit E‑3 hereto, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑4 hereto on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the

Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all reasonable out‑of‑pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after‑Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.10(f) shall not be construed to require the Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

(g)          Survival. Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Finance Document.

(h)        Replacement of Lenders. If any Borrower shall become obligated to pay Indemnified Taxes or additional amounts to any Lender or Governmental Authority for the account of any Lender pursuant to Section 2.09 or Section 2.10 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such payments under Sections 2.09 or 2.10 (including pursuant to Section 2.13 or Section 2.14), such Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders satisfactory to the Administrative Agent and the Borrowers, each in its reasonable discretion, to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans of such Lender, in whole or in part, without premium or penalty. In the case of the substitution of a Lender, the Borrowers, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment Agreement pursuant to Section 10.06 to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 10.06 in connection with such assignment shall be paid by the Borrowers or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of the substitution of a Lender or the prepayment of an affected Loan, the Borrowers shall first pay the affected Lender any accrued but unpaid amounts owing under Section 2.09 and 2.10 (as well as any other then‑accrued amounts expressly payable hereunder (if any)) prior to such substitution or prepayment. In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment Agreement and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment Agreement and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment Agreement and/or such other documentation as of such date and the Borrowers shall be entitled (but not obligated) to execute and deliver such Assignment Agreement and/or such other documentation on behalf of such Lender.

Section 2.11.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent), from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)          any payment or prepayment of any Loan on a day other than the Interest Payment Date for such Loan (whether automatic, by reason of acceleration, or otherwise); or

(b)          any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount as notified by any Borrower;

excluding any loss of anticipated profits, margin or spread but including any loss or expense arising from the liquidation of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 2.12.    Obligations of Lenders Several. The obligations of the Lenders hereunder to advance Loans hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.03(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.03(b).

Section 2.13.    Applicable Lending Office. Each Lender may make, carry or transfer Loans at, to, or for the account of one of its Affiliates; provided that such Lender shall not be entitled to receive any greater amount under Section 2.09 or Section 2.10 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 2.14.   Designation of a Different Lending Office. If any Lender requests compensation under Section 2.09(a) or (c), or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then, at the request of the Borrowers, such Lender shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender, designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (a) would eliminate or reduce amounts payable pursuant to Section 2.09(a) or (c), or Section 2.10, as the case may be, in the future; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.15.  Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Finance Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under analogous provisions of any other Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Finance Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrowers expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.15 shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.16.     Defaulting Lenders.

(a)         Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Finance Document shall be restricted as set forth in the definition of Required Lenders and in Section 10.05 hereof.

(ii)       Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Event of Default or Default under Sections 8.01(a), (d), (f) or (i) hereof has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such

Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      Fees.  No Lender shall be entitled to receive any Unused Fees for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)        Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their applicable Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non‑Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        Defaulting Lender Replacement. If any Lender becomes and continues to be a Defaulting Lender, if there is no Event of Default, the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 hereof), all of its interests, rights and obligations under this Agreement and the related Finance Documents to an Eligible Assignee who agrees to assume such obligations; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Finance Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts).

Section 2.17.     Making or Maintaining Term Rate Loans.

(a)        Inability to Determine Applicable Interest Rate. If the Administrative Agent or any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Loans, that adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Term Rate”, the Administrative Agent shall on such date give notice to the Borrower Representative and each Lender of such determination, whereupon (i) such Loans shall bear interest at the applicable Daily SOFR plus the Margin per annum until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist or a Benchmark Replacement has been selected (unless such circumstances also exist in respect of “Daily SOFR”, in which case such Loans shall bear interest at the applicable Base Rate plus the Margin per annum until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist or a Benchmark Replacement has been selected), and (ii) any Loan Notice given by the Borrowers with respect to such Loans shall be deemed to be rescinded by such Borrowers or, at the election of such Borrowers, a request that such Loans be made bearing interest based on Daily SOFR (or if applicable, the Base Rate) instead of such Term Rate.

(b)         Illegality or Impracticability of Term Rate Loans. If on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Loans at a Term Rate has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised in writing by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Loans at a Term Rate has become impracticable, as a result of contingencies occurring after the date hereof, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e‑mail or by telephone confirmed in writing) to the Borrower Representative and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from the Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make additional Loans at a Term Rate shall be suspended until such time as such circumstances cease to exist (at which time such notice shall be withdrawn by each Affected Lender); (B) to the extent such determination by the Affected Lender relates to a Loan at a Term Rate then being requested by the Borrowers pursuant to a Loan Notice, such Loan Notice shall be deemed to be rescinded by such Borrowers (or, at the election of such Borrowers, be deemed to be a request that such Loan be made bearing interest based on Daily SOFR or the applicable Base Rate); (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such

Lender’s) obligations to maintain their respective outstanding Loans that bear interest based on the applicable Term Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans and when required by law; and (D) the Affected Loans shall automatically convert into Loans that bear interest at Daily SOFR plus the Margin per annum on the date of such termination (or if Daily SOFR is unavailable, the applicable Base Rate plus the Margin per annum on the date of such termination). Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Loan then being requested by the Borrowers pursuant to a Loan Notice, such Borrowers shall have the option, subject to the provisions of this Section 2.17, to rescind such Loan Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

Section 2.18. Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Finance Document:

(a)       Benchmark Replacement. If a Benchmark Transition Event occurs with respect to any then‑current Benchmark and a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement”, then such Benchmark Replacement will replace such then‑current Benchmark for all purposes hereunder and under each other Finance Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Finance Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Finance Document (other than as contemplated in the definition of “Benchmark Replacement Conforming Changes”).

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, and (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrowers or any Lender (or group of Lenders) pursuant to this Section 2.18(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non‑occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Finance Document, except, in each case, as expressly required pursuant to this Section 2.18(c).

(d)       Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then‑current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non‑representative for such Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including Benchmark Replacement) settings.

Section 2.19.    Non‑Consenting Lenders. The Borrowers may, at their sole expense and effort, upon notice by the Borrowers to such Lender and the Administrative Agent, require any Non‑Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 hereof) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20.    Stated Maturity Date.

(a)          The Borrowers may request to extend, at their option, the Stated Maturity Date then in effect. The extension shall be subject to satisfaction of the following conditions precedent:

(i)           no Event of Default or Default shall have occurred and be continuing on the date on which notice is given or on the date any such extension is granted;

(ii)        the Borrower Representative shall have delivered an Extension Request with respect to the then effective Stated Maturity Date to the Administrative Agent not less than ten (10) Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the then effective Stated Maturity Date (which shall be promptly forwarded by the Administrative Agent to the Lenders);

(iii)        the representations and warranties of the Borrowers contained in Article 4 and in any other Finance Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

 (iv)      on or prior to the then current Stated Maturity Date, each extending Lender or Lenders shall have agreed to extend the Stated Maturity Date for such additional term, each in its sole discretion, and the Administrative Agent shall have agreed to extend the Stated Maturity Date for such additional term (which consent shall not be unreasonably withheld or delayed).

(b)       Lenders may in their sole discretion consent to such extension. To the extent any Lender does not consent to extend its Commitment under this Section 2.20(b), the Obligations outstanding to such Lender as of the then effective Stated Maturity Date shall be due and payable to such Lender on such date; provided that if any other Lender agrees to extend its Commitment with respect to all or any portion of any non‑extending Lender’s Commitment, such non‑extending Lender shall be required to assign on the Stated Maturity Date all or such applicable portion of its Commitment to one or more extending Lenders (or new Lenders) who have consented to increase their Commitments and have agreed to such extended Stated Maturity Date. Upon the payment of amounts due under the prior sentence to the non‑extending Lender (and, if requested by the Administrative Agent and the Borrower Representative, such aforementioned assignment), such non‑extending Lender shall cease to be a Lender hereunder. For the avoidance of doubt, no opinions shall be required in connection with an extension pursuant to this Section 2.20.

Section 2.21.  Additional Borrowers. The Borrowers may elect, at their option, to join any Eligible Borrower as an “Additional Borrower” hereunder by delivery of (a) a Borrower Joinder Agreement, (b) such corporate or other action, incumbency of officers, and other documents as is substantially consistent with those delivered by the Borrowers pursuant to Section 3.01(b), (e) and (g) on the Closing Date (in form and substance reasonably acceptable to the Administrative Agent) and (c) an opinion of counsel to such Additional Borrower reasonably acceptable to the Administrative Agent; provided that no such opinion shall be required to the extent that (i) an opinion acceptable to the Administrative Agent with respect to a Borrower has been delivered for such Borrower or another Borrower formed in the same jurisdiction, (ii) no change in law has occurred with respect to such jurisdiction that would alter the analysis of such prior opinion and (iii) if applicable, the Constitutional Documents of such Borrower is substantially similar to the Constitutional Documents of such other Borrower, in each case for clauses (ii) and (iii) above, as determined by the Administrative Agent, in its reasonable discretion; provided further that no Additional Borrower may be formed in a jurisdiction where any Lender is prohibited from lending, or is not otherwise authorized to lend.

ARTICLE 3
CONDITIONS TO LOANS

Section 3.01.    Closing Date Conditions. The obligation of each Lender to enter into this Agreement on the Closing Date shall be subject to satisfaction or waiver in accordance with Section 10.05 of the following conditions on or before the Closing Date:

(a)         Finance Documents. The Administrative Agent shall have received executed counterparts of each Finance Document, duly executed and delivered by each Borrower and each other person party thereto.

(b)        Constitutional Documents; Incumbency. The Administrative Agent shall have received, in respect of each Borrower, (i) copies of each Constitutional Document certified as of the Closing Date or a recent date prior thereto by a Responsible Officer of such Borrower; (ii) signature and incumbency certificates of the Responsible Officers of such Borrower; (iii) resolutions of the authorizing body of such Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Finance Documents to which such Borrower is a party or by which it or its assets may be bound as of the Closing Date and evidencing the identity, authority and capacity of such Responsible Officers executing the incumbency certificate in clause (ii) above to act as a Responsible Officer on behalf of such Borrower, certified as of the Closing Date by a Responsible Officer of such Borrower as being in full force and effect without modification or amendment; (iv) in respect of a Borrower incorporated, organized or formed in the Cayman Islands (as applicable), copies of the register of directors and officers and register of mortgages and charges of such Borrower certified as of the Closing Date by a Responsible Officer of the Borrower and (v) if applicable, a good standing certificate (or equivalent) from the applicable Governmental Authority of each such Borrower’s jurisdiction of incorporation, organization or formation, each dated on the Closing Date or a recent date prior thereto.

(c)         Governmental Authorizations and Consents. If applicable, the Borrowers shall have obtained all Governmental Authorizations and all consents of other persons, in each case that are necessary in connection with the transactions contemplated by the Finance Documents and each of the foregoing shall be in full force and effect. If applicable, all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Finance Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d)         Security Documents. The Administrative Agent shall have received executed counterparts of each Security Document, duly executed and delivered by each Borrower party thereto and each other person party thereto;

(e)           Collateral Matters.

 (i)          The Administrative Agent shall have received evidence of the establishment of each of the Collateral Accounts, each of which shall be subject to an Account Control Agreement.

 (ii)          In connection with the creation in favor of the Administrative Agent, for the benefit of Finance Parties, of a valid, perfected security interest in the personal property Collateral, each Borrower shall have delivered to the Administrative Agent (A) UCC financing statements (or their equivalent) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same are ready for filing in the appropriate public filing office(s), in the Administrative Agent’s reasonable discretion and (B) PPSA financing statements (or their equivalent)

satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed in the appropriate public filing office(s), in the Administrative Agent’s reasonable discretion, in each case, to perfect the Finance Parties’ first priority security interest in the Collateral (subject to Permitted Liens).

(f)           Opinions of Counsel.  The Agents and Lenders and their respective counsel shall have received executed copies of:

 (i)         a favorable opinion dated as of the Closing Date of Simpson Thacher & Bartlett, counsel to the Borrowers, customary for a transaction of this type and otherwise substantially in a form reasonably acceptable to the Administrative Agent;

 (ii)        and a favorable opinion dated as of the Closing Date of Stikeman Elliot LLP, special Ontario counsel to the Borrowers formed, registered or incorporated in Ontario, customary for a transaction of this type and otherwise substantially in a form reasonably acceptable to the Administrative Agent; and

 (iii)         a favorable opinion dated as of the Closing Date of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Borrowers formed, registered or incorporated in the Cayman Islands, customary for a transaction of this type and otherwise substantially in a form reasonably acceptable to the Administrative Agent.

(g)         Patriot Act; “Know Your Customer” Information and Documents. At least three (3) days prior to the Closing Date or such shorter period of time as agreed by the Administrative Agent in writing, the Lenders and the Agents shall have received all documentation and other information required by bank regulatory authorities under applicable “know‑your‑customer” and anti‑money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(h)         Closing Certificate. The Administrative Agent’s receipt of a certificate from a Responsible Officer of each Borrower covering the matters specified in Section 3.02(c)‑(f) in form satisfactory to the Administrative Agent, in its reasonable discretion.

(i)         Fees, Costs and Expenses. The Borrowers shall have paid to the Administrative Agent and the Lenders the upfront fees payable pursuant to the Fee Letter executed on or prior to the Closing Date together with any fees and other amounts due and payable on or before the Closing Date (including all expenses payable pursuant to Section 10.02), including the reasonable fees and disbursements of Mayer Brown LLP, as New York counsel to the Administrative Agent and the to the extent such invoices are received not less than two (2)  Business Days prior to the Closing Date.

Section 3.02.   Conditions to Borrowing. The obligation of each Lender to make any Loan on any Funding Date, including the Closing Date, requested pursuant to the applicable Loan Notice, is subject to the satisfaction, or waiver in accordance with Section 10.05 of the following conditions precedent:

(a)        Loan Notice. The Administrative Agent shall have received a Loan Notice duly executed and delivered by the Borrower Representative in accordance with Section 2.01(b).

(b)        Total Outstandings and Commitments. After giving effect to the making of such Loans, the Outstanding Amount of any Lender’s Loans shall not exceed its Commitment.

(c)          Representations and Warranties. All of the representations and warranties of the Borrowers contained in Article 4 and in any other Finance Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d)          No Defaults. As of such Funding Date, no event shall have occurred and be continuing or would result from the making of the applicable Loans that would constitute an Event of Default or Default.

(e)          Maintenance LTV. The LTV shall be less than or equal to the Maintenance LTV on a pro forma basis taking into account any borrowings, prepayments and/or repayments of the Facility made or to be made on or prior to the relevant Funding Date and taking into account any use of proceeds of the proposed Loans.

(f)           Change of Control.  No Change of Control shall have occurred and be continuing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans to be made hereunder, each Borrower represents and warrants to each Agent and Lender, as of the Closing Date and on each other Funding Date:

Section 4.01.     Status.

(a)          Each of the Borrowers are each duly incorporated, organized, formed or registered, as applicable, and validly existing and in good standing, if applicable, under the laws of its respective jurisdiction of incorporation, organization, formation, registration or establishment, as the case may be, and is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased require such qualification.

(b)          Each of the Borrowers have the power to own its property and assets and carry on its business as it is being conducted and is in compliance with all laws and regulations applicable to its business except, except in each case, where failure to do so would not result nor would reasonably be expected to result in a Material Adverse Effect.

Section 4.02.    Binding obligations. Each Finance Document has been duly executed and delivered by each Borrower party thereto, and the obligations expressed to be assumed by each such Borrower in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations, enforceable against each such Borrower in accordance with its terms, except as may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.03.     Non‑conflict with other obligations.

(a)          None of the execution, delivery and performance by any Borrower of its obligations under, the Finance Documents to which it is a party will conflict in any material respect with any Applicable Law or any material judgement, license, order or permit applicable to such party. No material consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Borrower of any Finance Document or the execution, delivery or performance thereof other than those that have been obtained and are in full force and effect.

(b)          The entry into and performance by each Borrower of, and the transactions contemplated by the Finance Document to which it is a party do not conflict with:

(i)           such Borrower’s Constitutional Documents; or

(ii)         any agreement or instrument binding upon it or any of its assets except for any conflict that would not reasonably be expected to have a Material Adverse Effect.

Section 4.04.    Power and Authority. Each Borrower has the power and authority to execute, perform and deliver, and has taken (or, in the case of any document to be entered into after the date of this Agreement, will take prior to entry into the relevant document) all necessary action to authorize its execution, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

Section 4.05.     No Misleading Information.

(a)       As of the Closing Date, there is no fact and there are no changes to any Borrower that has not been disclosed to the Administrative Agent in writing which could reasonably be expected to have a Material Adverse Effect.  No information (other than (i) projections, budgets, estimates and other forward‑looking information and (ii) information of a general economic or industry data) heretofore furnished by or on behalf of such Borrower in connection with this Agreement, the other Finance Documents or any transaction contemplated hereby contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they are made that could reasonably be expected to have a Material Adverse Effect. All of the projections, budgets, estimates and other forward looking information heretofore furnished by or on behalf of such Borrower or in connection with this Agreement, the other Finance Documents or any transactions contemplated hereby have been prepared in good faith based on assumptions that such Borrower believed to be reasonable at the time made and at the time the related projections, budgets and estimates were made available to the Administrative Agent; provided that with respect to projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof, and the Borrowers make no representation or warranty with respect to information of a general economic or general industry nature (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrowers’ control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).

(b)          As of the Closing Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects to the best of the applicable Responsible Officer’s knowledge.

Section 4.06.   Reports and Financial Statements.

(a)         The most recent Compliance Certificate, delivered to the Administrative Agent (if any) pursuant to Section 6.02 is accurate and not misleading in any material respect as of the date of such Compliance Certificate.

(b)         The most recent financial statements (if any) delivered to the Administrative Agent pursuant to Section 6.01 fairly present in all material respects the financial position of the relevant entity in respect of the period to which they relate thereof and have been prepared in accordance with the Accounting Principles consistently applied (other than, in the case of unaudited financial statements, the omission of footnote disclosures and subject to normal year‑end adjustments).

(c)         The most recent Schedule 4.17 delivered to the Administrative Agent (if any) is accurate and not misleading in any material respect as of the date of such delivery.

Section 4.07.  No Proceedings Pending or Threatened. Except, as set forth in any report publicly disclosed prior to the Closing Date, (i) there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority (a “Proceeding”) now pending against or, to the knowledge of any Responsible Officer of any Borrower, threatened in writing against or affecting such Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Responsible Officer of any Borrower, threatened in writing against or affecting the that directly involve this Agreement or the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than any action brought against a Defaulting Lender).

Section 4.08.  Payment of Taxes. Except as otherwise permitted hereunder, to the extent that failure to do so would have or would reasonably be expected to have a

Material Adverse Effect, all Tax returns and reports required to be filed by the Borrowers or covering the Borrowers have been timely filed, and all Taxes that are due and payable and all assessments, fees and other governmental charges upon the Borrowers and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed Tax assessment against any of the Borrowers that is not being actively contested by such Borrowers in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with the Accounting Principles, except assessments that would not have or would not reasonably be expected to have a Material Adverse Effect.

Section 4.09.   No Breach of Laws. Each Borrower is in compliance with all Applicable Laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.10.    Liens. Schedule 4.10 is a complete and correct list of each Lien (if any) securing Financial Indebtedness of each Borrower outstanding on the Closing Date (other than Financial Indebtedness hereunder or under any other Finance Document) covering any property directly held by such Borrower, and the aggregate principal amount of such Financial Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Closing Date is correctly described in Schedule 4.10.

Section 4.11.    Good Title to Assets. Each Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business, taken as a whole, as currently conducted or to utilize such properties for their intended purposes.

Section 4.12.    Sanctions; Anti‑Corruption; PATRIOT Act. Neither the Borrowers nor  the directors or officers of the Borrowers or, to the knowledge of any Borrower, any of their respective employees or agents acting on behalf of such Borrower is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), the Canadian government or any other applicable sanctions authority (including the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom and the Hong Kong Monetary Authority) (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each Borrower and, to the knowledge of each Borrower, its respective directors, officers, employees and agents acting on behalf of such Borrower is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977, the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), and any other applicable anti‑bribery or anti‑corruption laws, rules, regulations and orders (collectively, “Anti‑Corruption Laws”), (c) the PATRIOT Act, (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (e) any other applicable terrorism and money laundering laws, rules, regulations and orders.

Each Borrower has instituted and maintained, or has been subject to, policies and procedures reasonably designed to achieve compliance with such laws.

Section 4.13.    Principal Office; Jurisdiction. (a) The chief executive office, and principal place of business of each Borrower is set forth on Schedule 4.13 hereto, as the same may be updated by such Borrower from time to time, and each Borrower has been at such location since its organization, formation, registration or incorporation, as applicable, or such other location(s) as disclosed in writing to the Administrative Agent and (b) the jurisdiction of organization, formation, registration or incorporation, as applicable, of each Borrower is as set forth on Schedule 4.13 hereto, as the same may be updated by such Borrower from time to time.

Section 4.14.  Investment Company Act; Governmental Regulations. No Borrower is required to be registered as an “investment company”, or is a company controlled by a company, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.15.   Federal Reserve Regulations; Exchange Act. Neither the execution and delivery by the Borrowers of the Finance Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrowers will or will cause any Lender to violate any Margin Regulations or any other regulation of the Board of Governors of the Federal Reserve System applicable to Margin Stock. The Borrowers are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. The use of proceeds of any Loans comply with and will comply with the Margin Regulations.

Section 4.16.   Employee Benefit Plans; Canadian Defined Benefit Plans. The Borrowers do not maintain or contribute to, or have any obligation or liability (contingent or otherwise) to contribute to, a Pension Plan or a Multiemployer Plan, including in respect of an ERISA Affiliate, in each case except as would not reasonably be expected to have a Material Adverse Effect, and no ERISA Event has occurred that would reasonably be expected to have a Material Adverse Effect. The assets of each Borrower do not constitute “plan assets” of any “benefit plan investor” (within the meaning of Section 3(42) of ERISA) for purposes of the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code. No Borrower maintains, sponsors, contributes to, participates or otherwise has any liability, contingent or otherwise with respect to any Canadian Defined Benefit Plan.

Section 4.17.    Ownership of Assets.

(a)        As of the Closing Date, Schedule 4.17 (i) contains a complete listing of all Assets owned by each Borrower (directly or indirectly through a Holding Vehicle) on such date, and identifies each such Asset as either an Eligible Asset or an Excluded Asset (it being agreed and understood that, notwithstanding any designation on such Schedule 4.17, only those Assets that actually constitute “Eligible Assets” as defined herein shall be eligible for inclusion in the calculation of Net Asset Value or any ratio or calculation based thereon); (ii) sets forth the most recent calculation of the Net Asset Value of such Asset; (iii) sets forth the initial cost or purchase price in respect of such Asset; (iv) specifies the applicable GICS Industry Group Classification of such Asset; and (v) identifies the location of each such Asset.

(b)         Each Borrower has good and marketable title to the Assets which it owns (directly or indirectly through a Holding Vehicle), except for any Liens not prohibited hereunder.

Section 4.18.     Solvency. Each Borrower is Solvent.

ARTICLE 5
COLLATERAL ACCOUNTS

Section 5.01.   Accounts; Use of Accounts. The Borrowers shall require (subject to the terms and provisions of the Security Documents) the Asset Proceeds and any other Collateral to be paid into or deposited into the Collateral Accounts and to no other deposit or securities account.  Should any Borrower receive any such cash Asset Proceeds directly or otherwise not deposited into its Collateral Account, it shall promptly deposit (but in any event, within three (3) Business Days) such sums into its Collateral Account; provided that any amounts received during a Cash Control Event shall be paid into the account immediately upon receipt, but in any event not more than two (2) Business Days after receipt thereof.  In addition thereto, at any time that there are Obligations outstanding, during the continuance of a Cash Control Event, each Borrower shall cause any Holding Vehicle Controlled by such Borrower to deposit any Asset Proceeds received thereby to be distributed to its equity holder and deposited into the Collateral Accounts as promptly as possible (and, subject to any operational or administrative limitations, within no more than two (2) Business Days and, to the extent to draft any operational or administrative limitations, within no more than four (4) Business Days), and solely to the extent that such Borrower does not directly or indirectly Control such Holding Vehicle, shall not take any action to prevent, impede or impair any Asset Proceeds from being paid to such Borrower; provided that such Holding Vehicle shall not be required to distribute (i) any amounts it is reasonably required to retain to be utilized to pay for out‑of‑pocket expenses related to the ordinary course business operations of such entity, (ii) amounts necessary to pay Asset Obligations under the applicable Asset Documents in respect of Assets (whether held directly or indirectly through a Holding Vehicle) solely to the extent such payment obligations arose prior to the date of such Cash Control Event, or (iii) any amount that any Borrower (or the relevant Holding Vehicle) has determined, in its commercially reasonable business judgment, that if paid, would reasonably be expected (x) to result in such entity becoming insolvent or bankrupt under any applicable Debtor Relief Law, (y) to violate Applicable Law or (z) to conflict with the fiduciary duties to such Holding Vehicle.

(a)          The Borrowers shall be permitted to withdraw any funds from any Collateral Account (or in the case of a securities account, other assets contained therein) at any time or from time to time (i) to pay Tax Distributions or to any payments under the Agreement, (ii) so long as the LTV was less than or equal to the Cash Sweep LTV on the date of its commitment, to contribute in respect of any Asset Obligations permitted by Section 7.04 and/or (iii) so long as no Cash Control Event has occurred or is continuing or would result therefrom, for any other purpose permitted under Section 2.04. Any withdrawal from a Collateral Account by any Borrower (excluding any withdrawal resulting in a transfer of funds to another Collateral Account) shall be deemed a representation and warranty by such Borrower that the condition set forth in the foregoing sentence has been satisfied.

(b)         The Borrowers shall not open any deposit or securities account which holds proceeds attributable to Asset Proceeds that is not a Collateral Account without prior written notification to the Administrative Agent. In connection with any replacement of a Collateral Account, the Administrative Agent is hereby authorized to release the Liens on such replaced account upon the execution of Security Documents relating to such replacement account.

(c)         If at any time the Depository at which a Collateral Account is held shall cease to be an Eligible Institution, the Borrowers shall be required to (i) open a new Collateral Account(s) at an Eligible Institution acceptable to the Administrative Agent in its reasonable discretion, (ii) enter into an Account Control Agreement, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, and (iii) transfer all amounts held in such applicable Collateral Account(s) to such new Collateral Account(s), in each case within thirty (30) days (or such longer time as the Administrative Agent may agree in its reasonable discretion) of the date on which the Borrowers shall have knowledge or be notified by the Administrative Agent that the existing Depository has ceased to be an Eligible Institution.

Section 5.02.     Further Assurances; Agreement to Deliver Additional Security Documents. The Borrowers shall promptly upon reasonable request of the Administrative Agent or any Lender through the Administrative Agent: (a) correct any material defect or error that may be discovered in any Finance Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re‑record, file, re‑file, register and re‑register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Finance Documents, (ii) to the fullest extent permitted by Applicable Law, subject the applicable Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and Lenders under any Finance Document or under any other instrument executed in connection with any Finance Document to which such Borrower is or is to be a party.

Section 5.03.     Subordination.

(a)        During the occurrence and continuation of an Event of Default, unless required by Applicable Law, if there are any Obligations outstanding under the Finance Documents, the Borrowers shall not make any payments (except as expressly permitted hereunder), directly or indirectly, on any Financial Indebtedness owed to K-PEC, K-PEC Holdco or their Affiliates whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other

Claims”).  All Other Claims, together with all Liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of an Event of Default, if there are any Obligations outstanding under the Finance Documents, be subordinated to and inferior in right and in payment to the Obligations and all Liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and the Borrowers agree to take any actions reasonably requested by the Administrative Agent as are necessary to provide for such subordination between it and any other K‑PEC, K-PEC Holdco or their Affiliates, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims.

(b)         Pursuant to Section 7.03, the Borrowers may incur unsecured Financial Indebtedness at any time and from time to time so long as such Financial Indebtedness is (i) incurred pursuant to a facility solely between any Borrower and an Affiliate thereof (a “KKR Subordinated Unsecured Facility”) and (ii) is (or will be) subordinated to the Obligations pursuant to a Subordination Agreement to be entered into (A) in the case of any KKR Subordinated Unsecured Facility in effect on the Closing Date, not later than thirty (30) days following the Closing Date and (B) with respect to any KKR Subordinated Unsecured Facility entered into after the Closing Date, on or prior to the date that such Borrower enters into such KKR Subordinated Unsecured Facility.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as the Lenders have any Commitment to lend hereunder, and until payment in full of the Obligations (other than contingent obligations for which no claim has been asserted) under this Agreement and the other Finance Documents, each Borrower agrees that, without the prior written consent of the Administrative Agent on behalf of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly required below).

Section 6.01.    Reports and Financial Statements. The Borrowers shall deliver, shall cause to be delivered, or shall make available, as the case may be, to the Administrative Agent each of the following:

(a)         within ninety (90) days after the end of each fiscal year of K-PEC (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority, not to exceed one-hundred twenty (120) days after the end of each fiscal year of K-PEC), commencing with the fiscal year ending December 31, 2024, the audited financial statements of K-PEC as of the end of and for such year, all reported on by Deloitte & Touche LLP or any other independent public accountants of recognized national standing to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of K-PEC in accordance with the Accounting Principles consistently (except as disclosed therein) applied; and

(b)        within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of K-PEC (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority, not to exceed seventy-five (75) days after the end of each of the first three (3) fiscal quarters of each fiscal year of K-PEC), the unaudited financial statements of K-PEC as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Responsible Officer of K-PEC as presenting fairly in all material respects the financial condition and results of operations of K-PEC in accordance with the Accounting Principles consistently (except as disclosed therein) applied, subject to normal year-end audit adjustments, the absence of footnotes and as otherwise described therein.

Notwithstanding anything in this Section 6.01 to the contrary, the Borrowers shall be deemed to have satisfied the requirements of this Section 6.01 if the reports, documents and other information of the type otherwise so required thereby are publicly available when filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC.

Section 6.02.     Compliance Certificates.

(a)          The Borrowers shall deliver a Compliance Certificate signed by a Responsible Officer of the Borrower Representative to the Administrative Agent concurrently with any delivery of financial statements under clause (a) or (b) of Section 6.01 and at any time that the LTV increases above the Maintenance LTV.

(b)          Each Compliance Certificate shall (to the extent applicable):

(i)           certify that no Event of Default, or to its knowledge, no Default or has occurred and is continuing, or, if a Default has occurred and is continuing, specify the details thereof and any action which such Borrower has taken or proposed to be taken with respect thereto as of the date of such financial statements,

(ii)          certify as to whether the Borrowers are in compliance with each of the Financial Covenants and set forth reasonably detailed calculations of the LTV  as of the date of such financial statements (including the Adjusted Aggregate Net Asset Value),

(iii)         set forth the then‑current principal amount outstanding in respect of each KKR Subordinated Unsecured Facility;

(iv)         at any time that the principal amount of any indebtedness (calculated by reference to the maximum principal amount permitted to be incurred thereunder) guaranteed by Borrowers pursuant to any Permitted Unsecured Guaranties exceeds five percent (5.0%) of Net Asset Value, set forth the maximum principal amount permitted to be incurred thereunder (inclusive of any increase features);

(v)        certify that, to the knowledge of the applicable Responsible Officer, no Material Asset Event has occurred and is continuing with respect to any Eligible Asset which has not previously been disclosed to the Administrative Agent or, if one has occurred, the nature of such Material Asset Event; and

(vi)         certify that such certificate is accurate and not misleading in any material respect as of the date of such delivery (the “Compliance Certificate”).

Section 6.03.     Interim LTV Certificate.

(a)          The Borrowers shall deliver an Interim LTV Certificate signed by a Responsible Officer of the Borrower Representative not later than ten (10) Business Days following its knowledge of the occurrence of any of the below events that shall have occurred after the end of the most recent period covered by a Compliance Certificate (or, to the extent more recently delivered, any Interim LTV Certificate or Appraisal Valuation):

(i)           the acquisition of any Follow‑On Asset or new Eligible Asset;

(ii)        either (A) the execution of a share and/or asset purchase (or similar or equivalent) agreement in respect of such Eligible Asset; or (B) the listing of shares constituting or forming part of such Eligible Asset on an internationally recognized exchange or market;

(iii)      the occurrence of any write‑downs or write‑offs made in respect of any Eligible Asset in accordance with the Valuation Policy;

(iv)         the Disposition of any Eligible Asset or partial Eligible Asset;

(v)          the occurrence of any Material Asset Event in respect of any Eligible Asset; and

(vi)       (A) any deduction attributable to distributions of Asset Proceeds made in respect of an Eligible Asset and (B) any increase attributable to any capital contributions made by the applicable Borrower in respect of such Eligible Asset;

(b)          in each case, solely to the extent that the occurrence of any such event in clauses (i) through (vi) above (individually or in the aggregate), (x) occurs following the most recent Compliance Certificate, Interim LTV Certificate or Appraisal Valuation (if applicable), as the case may be and (y) results in a decrease of the Aggregate Net Asset Value by more than ten percent (10%) (it being agreed an understood that should any such occurrences (individually or in the aggregate) result in an increase of the Aggregate Net Asset Value, the Borrowers may, but are not required to, deliver such an Interim LTV Certificate) (each, an “Adjustment Event”).

(c)          Each Interim LTV Certificate shall (to the extent applicable):

(i)           describe the details of the relevant event(s) that gave rise to the delivery of such Interim LTV Certificate;

(ii)         set forth the updated LTV and the updated Net Asset Value of the relevant Asset(s) after giving effect to any such event(s), and set out (in reasonable detail) the calculation thereof;

(iii)         annex an updated Schedule 4.17;

(iv)        set forth the then‑current principal amount outstanding in respect of each KKR Subordinated Unsecured Facility; and

(v)         provide that such certificate and the attachments thereto are accurate and not misleading in any material respect as of the date of such delivery.

Section 6.04.   Information: miscellaneous. The Borrowers shall deliver to the Administrative Agent:

(a)        all documents made available by K‑PEC to its Non-KKR Equity Holders  generally at the same time as they are made available to such investors;

(b)       promptly following request by the Administrative Agent, evidence of the applicable Borrower’s ownership (directly or indirectly through a Holding Vehicle) of an Eligible Asset, in form and substance acceptable to the Administrative Agent, acting reasonably; in each case subject to confidentiality restrictions with any applicable third parties;

(c)         as soon as is reasonably practicable upon becoming aware of them, the details of any Proceeding threatened or pending against the Borrowers which if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect;

(d)       as soon as is reasonably practicable following a request such further relevant information that the Administrative Agent reasonably requests regarding the financial condition, business and operations of K-PEC, the Borrowers or any Asset;

(e)        as promptly as practicable following becoming aware of the same but in any event within two (2) Business Days thereof, notice that any Material Asset Event shall have occurred and any Eligible Asset has ceased to be an Eligible Asset, solely to the extent that the occurrence of such Material Asset Event results in a requirement to deliver an Interim LTV Certificate in accordance with Section 6.03 hereof;

(f)          as promptly as practicable following becoming aware of the same, notice that a sale and purchase agreement has been entered into in respect of the Disposal of one or more Eligible Assets and (if known) the anticipated date of completion of such Disposal, in each case, solely to the extent that the occurrence of such Disposal results (or will result) in a requirement to deliver an Interim LTV Certificate in accordance with Section 6.03 hereof and to the extent the proceeds of such Disposal would constitute Asset Proceeds which would be required to be deposited into a Collateral Account;

(g)         As soon as available at the end of each calendar quarter, each quarterly portfolio valuation positive assurance report relating to the Assets of the Borrowers received from the Borrowers’ valuation provider (it being understood that such access may be conditioned upon the Administrative Agent’s execution of a third-party access letter in favor of the applicable third-party valuation provider);

(h)        as promptly as practicable following the occurrence thereof, notification of any amendment made to the PPM or Constitutional Documents of K-PEC or K-PEC Holdco

reasonably expected to have an adverse effect on the rights, powers, remedies and privileges of the Lenders in any material respect;

(i)           as promptly as practicable in connection with any proposed or contemplated Material K-PEC Amendment;

(j)         as promptly as practicable after becoming aware of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, notice of the same including such updated information required therein and if requested by the Administrative Agent, a new Beneficial Ownership Certification; or

(k)          (x) such other information concerning the business, properties, or financial condition of any Borrower as the Administrative Agent shall reasonably request or any Lender shall request (through the Administrative Agent), and which information is not otherwise subject to confidentiality restrictions with third parties, and (y) information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) as reasonably required by the Administrative Agent or such Lender to comply with applicable “know your customer” requirements under the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or other applicable anti‑money laundering laws.

Notwithstanding anything in this Section 6.04 to the contrary, the Borrowers shall be deemed to have satisfied the requirements of this Section 6.04(a) and (h) if the reports, documents and other information of the type otherwise so required thereby are publicly available when filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC.

Section 6.05.  Notification. The Borrowers shall notify the Administrative Agent in writing of any Change of Control, the effectiveness of any Material K‑PEC Amendment or any Default that has occurred (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, but in any event within two (2) Business Days of becoming aware thereof.

Section 6.06.     Restrictions.

(a)       Notwithstanding any other provision of the Finance Documents, all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning or otherwise binding on any of the Investment Manager, K-PEC, K-PEC Holdco and the Borrowers, any general partner or manager of the Investment Manager, K-PEC, K-PEC Holdco and the Borrowers, any Holding Vehicle, any Portfolio Company or any of their respective Affiliates, provided that this Section 6.06 shall not apply to the Compliance Certificate or the information referred to in Section 6.01 or Section 6.02 (which shall in all cases be supplied to the Administrative Agent in accordance with this Agreement).

(b)         The Borrowers shall not enter into any restrictions of a type referred to in paragraph (a) above with the primary intention of circumventing the reporting and other information requirements to which it is subject under the Finance Documents.

Section 6.07.    Authorizations. The Borrowers shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorization required under any Applicable Law or regulation to:

(a)          enable it to perform its obligations under the Finance Documents to which it is a party;

(b)          ensure the legality, validity or enforceability against it of any Finance Document, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law); and

(c)          carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

Section 6.08.    Compliance with laws. The Borrowers shall comply in all respects with all Applicable Laws and regulations to which it may be subject, if failure so to comply would have or be reasonably likely to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce, or be subject to, policies and procedures reasonably designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti‑Corruption Laws and applicable Sanctions. The Borrowers shall ensure that it conducts its business in all material respects in compliance with applicable Anti‑Corruption Laws.

Section 6.09.        Taxation. The Borrowers shall timely file or cause to be filed all U.S. federal income tax returns (if applicable and, in each case, including applicable extensions) and all other material Tax returns and reports required to be filed by the Borrowers, and duly and timely pay and discharge all U.S. federal income Taxes (if applicable and, in each case, including applicable extensions) and all other material Taxes imposed upon it or its assets (except to the extent that (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) adequate reserves in accordance with the Accounting Principles are being maintained for those Taxes or (b) the failure to file such tax returns or pay such Taxes make payment pending such contest would not reasonably be expected to have a Material Adverse Effect).

Section 6.10.     Maintenance of Liens. The Borrowers shall ensure:

(a)          their payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors; and

(b)          the Collateral has first ranking priority and shall not grant or create, or suffer to exist, any prior ranking, pari passu ranking or junior ranking Lien (in each case, subject to Permitted Liens) on the Collateral.

(c)        The Borrowers shall perform, all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent to file and record every instrument that such Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests (subject to any

Permitted Liens) in and Liens on the Collateral and otherwise to preserve and protect the rights of any Agent in respect of such security interests and Liens.

(d)         To the extent the Borrower is incorporated, organized or formed in the Cayman Islands (as applicable), such Borrower shall promptly update its register of mortgages and charges to include an appropriate entry for each Security Document (as applicable).

Section 6.11.    Asset Proceeds. The Borrowers shall take any and all actions to ensure that no transactions are entered into among any of the Borrowers, any Holding Vehicle, any Portfolio Company, KKR, K-PEC and/or K-PEC Holdco, which have the primary intention of circumventing the payment obligations of the Borrowers under this Agreement or any restrictions governing distributions or Dispositions in Sections 7.04 and 7.07 hereunder.

Section 6.12.     Access. The Borrowers shall procure that, so long as an Event of Default has occurred and is continuing:

(a)          the Administrative Agent is permitted free access at all reasonable times during normal business hours and on reasonable prior notice at the cost of the Borrowers to the premises, books and records of the Borrowers; and

(b)          provide to the Administrative Agent such information as it may require regarding the Collateral, the Borrowers or any Asset (including Asset Proceeds).

Section 6.13.    Compliance with Constitutional Documents and PPM. The Borrowers will comply, in all material respects, with all covenants and provisions of its Constitutional Documents and the requirements applicable to the Borrower in the PPM.

Section 6.14.   ERISA Matters.  Each Borrower agrees to use commercially reasonable efforts to promptly provide notice to the Administrative Agent in writing if the assets of the Borrower constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA.

Section 6.15.   Release of Borrowers.  The Borrowers may elect, at their option, to release any Borrower hereunder at any time, upon not less than ten (10) Business Days’ prior notice to the Administrative Agent if (a) (i) such release is in connection with a Disposition not prohibited under Section 7.07 pursuant to which 100% of Assets held by such Borrower is Disposed of or (ii) the Borrowers shall have determined and notified the Administrative Agent that such Borrower will cease to be an Eligible Borrower, (b) immediately after giving effect to such release on a pro forma basis, no Change of Control or Default under Section 8.01(a), (g), (h), or (l) hereof has occurred and is continuing (unless, (1) such release was made or committed to prior to the Borrowers’ knowledge of or the occurrence of such Default or (2) such release is otherwise acceptable to the Administrative Agent and the Required Lenders in their sole discretion), (c) immediately after giving effect to such release on a pro forma basis, either the LTV is less than the Sellout LTV, or if the LTV is less than the Sellout LTV and greater than the Maintenance LTV, the LTV after giving effect to such release, is not greater than the LTV immediately prior to giving effect to such release and any release of such Borrower shall be deemed a

Disposition of all Assets held by such Borrower, and the Obligations shall be repaid in an amount equal to the Asset Proceeds (calculated by reference to the Net Asset Value attributable to such Assets as of the applicable release date) that would have been received by such Borrower had such Assets held by such Borrower been Disposed of in accordance with Section 7.07 up to an amount, following which, the LTV is less than the Maintenance LTV and (d) any Allocated Loan Amount of such Borrower shall have been paid in full in accordance with the terms hereof.

Upon the satisfaction of the above conditions, the Administrative Agent shall promptly execute all documents and instruments reasonably necessary for such Borrower to cease to be a Borrower hereunder and to release any Liens granted by such Borrower over its assets.

ARTICLE 7
NEGATIVE COVENANTS

So long as the Lenders have any Commitment to lend hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has been asserted) under this Agreement and the other Finance Documents, each Borrower agrees that, without the prior written consent of the Administrative Agent on behalf of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

Section 7.01.    Merger.  No Borrower shall (a) liquidate, wind up or dissolve itself (b) merge, amalgamate or consolidate with or into any other Person, unless a Borrower is the surviving or continuing entity or (c) Divide.

Section 7.02.    Negative Pledge. No Borrower shall create or suffer to exist any Liens over any Collateral or create or suffer to exist any Liens on any other assets or properties of such Borrower, in each case, other than Permitted Liens.

Section 7.03.   Financial Indebtedness. Other than Permitted Financial Indebtedness, no Borrower shall incur, assume, suffer to exist, allow to remain outstanding or otherwise become or remain liable with respect to any Financial Indebtedness.

Section 7.04.   Distributions. No Borrower shall make, pay or declare any dividend, distribution or payment (whether or not in cash), direct or indirect, on account of any Equity Interest in such Borrower including as a dividend or other distribution and on account of the purchase, redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any such Equity Interest (any such dividend, distribution, payment, purchase, redemption, retirement, sinking fund, purchase or other acquisition, a “Distribution”), in each case other than, (i) any Distributions if, immediately before or after giving effect thereto, no Cash Control Event has occurred and is continuing or would result therefrom (other than, solely to the extent a Required LTV Plan is in effect, such Distribution is expressly contemplated thereby), or (ii) Tax Distributions.

Section 7.05.    Sanctions. No Loan, nor any part of the proceeds of the Loans, will be used, directly or knowingly indirectly, or lent, contributed, provided or otherwise made available to, any person (i) for the purpose of financing any activities or business of or with any person or in any country or territory that at such time is the subject of any Sanctions (as of the Closing Date, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, the so‑called People’s Republic of Donetsk and the so‑called People’s Republic of Luhansk, Cuba, North Korea, Iran and Syria), or in any other manner that will result in any violation by any person (including any Lender) of Sanctions or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti‑Corruption Laws.

Section 7.06.   Certain Corporate Changes. No Borrower shall change its jurisdiction of incorporation, formation or organization, as applicable, without providing written notice thereof to the Administrative Agent at least ten (10) days prior thereto. No Borrower shall change its name or location of its principal office, chief executive office or principal place of business without providing written notice thereof to the Administrative Agent within five (5) days after the occurrence thereof.

Section 7.07.     Dispositions.

(a)         The Borrowers shall not, and shall not, solely to the extent within its control, permit any Holding Vehicle, to Dispose of any Asset (including any disposition of property to a Divided Entity pursuant to a Division) unless (a) such Disposition is made for fair value (as determined in accordance with the PPM) on terms no less favorable to the Borrowers than could have been obtained on an arm’s length basis from an unrelated third party, (b) such Disposition is made in accordance with the Constitutional Documents (and, solely to the extent applicable pursuant to Section 2.07(b)(ii), in accordance with any Required LTV Plan) and (c) the Asset Proceeds of such disposal are deposited in the Collateral Account (or, solely to the extent required pursuant to Section 2.07(b) or Section 2.07(c), applied towards any outstanding Obligations).

(b)         Notwithstanding the foregoing, the Borrowers shall not, nor shall it permit any Holding Vehicle which it Controls to (or, in the case of any other Holding Vehicle of such Borrower, vote or consent to), Dispose of an Asset at any time a Cash Control Event has occurred and is continuing, or would result therefrom, except to the extent that solely in respect of Assets held directly by the Borrowers or indirectly through a Holding Vehicle controlled by the Borrowers, the Borrowers use their commercially reasonable efforts to ensure that the consideration paid or payable to such Borrowers or such Holding Vehicle in respect of such Disposition shall be paid in not less than 50% cash in immediately available funds.

Section 7.08.   Transactions with Affiliates. No Borrower shall, directly or indirectly, enter into any transaction with any Affiliate unless a) such transaction is with another Borrower or (b) such transaction is on fair and reasonable terms no less favorable to such Borrower, as applicable, than those terms that might be obtained at the time in a comparable arm’s length transaction with a person who is not an Affiliate; provided that (a) unless a Cash Control Event has occurred and is continuing, any transaction that is not prohibited under either of the PPM or the Constitutional Documents of such Borrower shall be deemed to comply with this Section 7.08 and (b) if a Cash Control Event has occurred and is continuing, such transaction shall (for the avoidance of doubt) be subject to, in the case of a Distribution, Section 7.04 and, in the case of a Disposition, Section 7.07.

Section 7.09.     Constitutional Document Amendments.

(a)         No Borrower shall alter, amend, modify, terminate, or change any provision of its Constitutional Documents that would (i) impair the Lenders’ rights in the Collateral; (ii) affect such Borrower’s debts, duties, obligations, and liabilities, other rights, titles, security interests, Liens, powers and privileges in the Assets; (iii) have an adverse effect on the rights, titles, first priority security interests (subject to any Permitted Liens) and Liens, and powers and privileges of the Lenders hereunder, (iv) cause the Acquisition Strategy or the Valuation Policy to cease to apply to such Borrower (or any Assets held thereby directly or indirectly through a Holding Vehicle) in any material respect or (v) prohibit the Facility or the incurrence of any indebtedness hereunder (any such amendment, a “Material Borrower Amendment”) without the prior written consent of the Administrative Agent and the Required Lenders (or the Lenders, in each case as required in accordance with clause (b) below).

(b)      With respect to any such proposed Material Borrower Amendment (each, a “Proposed Amendment”), the applicable Borrowers shall notify the Administrative Agent of such proposal.  The Administrative Agent shall determine, in its sole reasonable discretion and on its good faith belief, whether such Proposed Amendment to such Constitutional Documents would constitute a Material Borrower Amendment within five (5) Business Days of the date on which it received such notification in accordance herewith and shall promptly notify the applicable Borrower of its determination.  If the approval of the Required Lenders shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Agreement), the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Borrowers, and the Lenders shall have seven (7) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof.

(c)          The Borrowers shall provide not less than ten (10) Business Days prior notice in respect of the effectiveness of any alteration, amendment, modification, termination, or change to any provision of the Constitutional Documents of K-PEC or K-PEC Holdco or the PPM that results in or would reasonably be expected to result in any of the following (any such modification, a “Material K‑PEC Amendment”):

(i)       affect or otherwise modify the debt limitations binding upon the Borrowers in a manner that would permit the Borrowers to incur or suffer to exist additional Financial Indebtedness (except to the extent permitted by this Agreement) or would reduce such debt limitations in a manner that would affect the Obligations under this Agreement;

(ii)        modify, amend or supplement the Valuation Policy to the extent (after giving effect to such changes in the Valuation Policy) the result would be an increase of two percent (2%) or more in the calculation of the K-PEC Net Asset Value, in the aggregate;

(iii)       modify, amend or supplement the Acquisition Strategy applicable to the Borrowers in a manner that would materially change the investment policy or investment strategy of the Borrowers in a manner that would affect the nature, type or rating (as applicable) of the Assets held (or permitted to held) by the Borrowers (directly or indirectly through a Holding Vehicle); or

(iv)         that would result in a Material Adverse Effect.

Except to the extent that the Administrative Agent and Required Lenders have consented in writing to a Material K‑PEC Amendment, upon the occurrence of any Material K‑PEC Amendment, a mandatory prepayment under Section 2.07 shall become due and owing in accordance with the provisions thereof.

Section 7.10.    Burdensome Restrictions. No Borrower shall enter into or suffer to exist any agreement or contract (other than the Finance Documents) that contains restrictions, which would prevent or limit its ability to repay the Obligations and or enter into any amendment to its Constitutional Documents that could have the same effect.

Section 7.11.    ERISA; Canadian Defined Benefit Plan. No Borrower shall establish, maintain, contribute to or have liability with respect to any Pension Plan or Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect. No Borrower shall take any action that would cause the underlying assets of such Borrower to constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA that would give rise to a “non‑exempt prohibited transaction” under Section 4975(c)-(1)(A)-(C) of the Code or Section 406(a) of ERISA and would subject Administrative Agent or the Lenders to any tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. No Borrower shall establish, maintain, contribute to or have liability with respect to any Canadian Defined Benefit Plan.

ARTICLE 8
EVENTS OF DEFAULT

Section 8.01.    Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          Non‑Payment. Any Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable (other than payments required pursuant to Section 2.07(b)) and, (i) solely in the case of interest and fees, such failure continues for a period of three (3) Business Days following such failure, and (ii) solely in the case of any amounts other than principal, interest and fees, such failure continues for a period of five (5) Business Days following such failure.

(b)          [Reserved].

(c)        Breach of Negative Covenants. Any Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation thereof under Article 7 hereof.

(d)       Breach of Certain Covenants. Any Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation thereof under Sections 5.01, 5.03, 6.05, 6.10, 6.12; provided that no Event of Default shall occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days.

(e)          Breach of Covenants under the Finance Documents.

(i)         Any Borrower does not comply with any provision of the Finance Documents to which it is party (other than those provisions referred to in Sections 5.01 or 5.03, Sections 6.05, 6.10, 6.12, Article 7 or 8.01(a)).

(ii)       No Event of Default under paragraph (i) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) calendar days of the earlier of (i) the Administrative Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the relevant matter; provided that if such default is not susceptible of being cured with diligence within said thirty (30) day period, but, in the reasonable determination of Administrative Agent, is susceptible of being cured within an additional period, then such period may be extended by the Administrative Agent after consulting with the Required Lenders, for such additional period of time, not to exceed an additional thirty (30) days, as may reasonably be necessary to cure the same; provided that the applicable Borrowers commence such cure within such thirty (30) day period and diligently pursues the same until its completion.

(f)          Misrepresentation. Any representation or statement made or deemed to be made by any Borrower in a Finance Document to which it is a party or any other document delivered by or on behalf of such Borrower under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within thirty (30) calendar days of the earlier of (i) the Administrative Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the relevant misrepresentation.

(g)        Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Borrowers, K-PEC or any Investment Manager an involuntary case seeking the liquidation, provisional liquidation or reorganization of such entity under any Debtor Relief Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, provisional liquidator, sequestrator, custodian, trustee or other officer having similar powers of the Borrowers, K-PEC or such Investment Manager or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days or an order for relief shall have been issued or entered therein.

(h)         Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Borrower, K-PEC or any Investment Manager shall institute a voluntary case seeking liquidation, provisional liquidation or reorganization under any Debtor Relief Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, provisional liquidator, sequestrator, custodian, trustee, restructuring officer or other officer with similar powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due (ii) or any Borrower, K-PEC or such Investment Manager shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due (or threaten in writing to suspend paying its debts or admits inability to pay its debts as they fall due); or the authorizing body of any Borrower, K-PEC or such Investment Manager adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.01(h) or in Section 8.01(g).

(i)          Termination of Finance Documents, Collateral, Etc. (i) Any Finance Document, or any material provision thereof, shall cease to be in full force and effect for any reason or shall be declared null or void, or any Lien in favor of the Administrative Agent or the Finance Parties shall fail to have or shall cease to be valid or perfected or have the priority required by the relevant Finance Document, except upon a release or termination of such Finance Document or Lien pursuant to the terms thereof; (ii) or any Borrower shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Finance Document or any material provision thereof; provided that if any of the events set forth in the foregoing clauses (i) or (ii) occur as a result of a change in any applicable Law, and is in the reasonable judgment of the Administrative Agent susceptible of being cured, then the Administrative Agent shall be permitted (in its sole discretion) to provide such Borrower up to thirty (30) days from the date thereof to cure a default arising under this Section 8.01(i) to the reasonable satisfaction of the Administrative Agent.

(j)       Judgments and Attachments. Any Borrower shall suffer any unsatisfied money judgments, fines, writs or warrants of attachment or similar processes that, in the aggregate, involve an amount in excess $100,000,000 (in each case excluding therefrom money judgments to the extent covered by insurance as to which the carrier has not refused liability) and such judgments, fines, writs, warrants, decrees or other orders shall continue unsatisfied and unstayed for a period of sixty (60) Business Days.

(k)         ERISA. (i) An ERISA Event shall occur that would reasonably be expected, individually or together one or more other ERISA Events, to have a Material Adverse Effect, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect, or (iii) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the applicable Borrower and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount that would reasonably be expected to result in a Material Adverse Effect.

(l)           Material Portfolio Event. A Material Portfolio Event shall have occurred.

(m)        Cross‑Default to Financial Indebtedness.  A default shall occur with respect to the payment of any other recourse Financial Indebtedness or Guaranty Obligations of any Borrower in an aggregate amount of not less than five percent (5%) of the Aggregate Net Asset Value and such default shall permit such creditor, or such creditor shall cause such Financial Indebtedness to become due before its stated maturity by acceleration of the maturity thereof as a result of such default by such Borrower.

(n)       Required LTV Plan.  Any Borrower fails to comply, or, in the good faith and commercially determination of the Administrative Agent, to diligently pursue any Required LTV Plan in good faith as required pursuant to Section 2.07(b).

(o)       Dissolution.  K-PEC shall merge, amalgamate or consolidate with or into any other Person, unless K-PEC shall be the surviving person, and such merger, amalgamation or consolidation shall result in a Material Adverse Effect.

(p)          Insolvency.  The occurrence of an Event of Default under any of clauses (g) or (h) of this Section 8.01 with respect to K-PEC or K-PEC Holdco that results or would reasonably be expected to result in a Material Adverse Effect (for this purpose assuming that such sections apply to K-PEC and K-PEC Holdco to the same extent as to the Borrowers).

Section 8.02.     [Reserved].

Section 8.03.     Other Remedies.

(a)         If an Event of Default occurs under Section 8.01(g) or 8.01(h), the obligations of the Lenders to make any Loan hereunder shall cease, and the unpaid principal amount of the Loans (including PIK Interest) and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower.

(b)         If any other Event of Default occurs and is continuing, the Administrative Agent may (and at the direction of the Required Lenders shall) by written notice to the Borrowers (a) suspend the Commitments of the Lenders until such Event of Default is cured or waived; (b) terminate the Commitment of the Lenders hereunder; (c) declare the principal of (including any PIK Interest), and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which each Borrower hereby expressly waives, anything contained herein or in any other Finance Document to the contrary notwithstanding; (d) exercise any right, privilege, or power set forth in Article 5 hereof or in the Security

Documents; or (e) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Finance Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided that the Administrative Agent may select which remedies to exercise unless otherwise directed by the Required Lenders, in which case the Administrative Agent will exercise such remedies as directed by the Required Lenders, and provided, further, that if any Event of Default specified in Section 8.01(g) or (h) hereof shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Borrower hereby expressly waives.

(c)          Notwithstanding anything to the contrary in this Agreement or any other Finance Document:

(i)          when exercising any or all of its rights, remedies and powers under any of the Finance Documents to enforce any Transaction Security, the Administrative Agent shall use reasonable endeavours to maximize the proceeds of the enforcement of such Transaction Security (without being under any obligation to delay the timing of any sale or appropriation); and

(ii)         if while an Event of Default is continuing all amounts outstanding under the Facility at that time are indefeasibly repaid in full in cash and the obligations of the Finance Parties under this Agreement cease, all Collateral and obligations of the Borrowers under the Finance Documents to which they are a party shall be released and discharged.

(d)      Notwithstanding anything to the contrary in this Agreement or any other Finance Document or any other agreement, arrangement or understanding between the parties hereto relating to this Agreement, with respect to any Borrower organized under the laws of Hong Kong, each of the parties hereto (other than any Excluded Counterparties) expressly agrees to be bound by any suspension of any termination right in relation to this Agreement imposed by the Resolution Authority in accordance with section 90(2) of the Financial Institutions (Resolution) Ordinance (Cap. 628) of Hong Kong, to the same extent as if this Agreement was governed by the laws of Hong Kong. For the purpose of this Section 8.01(b): (i) “Excluded Counterparty” means any party hereto which is (A) a financial market infrastructure (B) the Hong Kong Monetary Authority; (C) the Government of the Hong Kong Special Administrative Region; (d) the government of a jurisdiction other than Hong Kong; or (e) the central bank of a jurisdiction other than Hong Kong; and (ii) “Resolution Authority” means the resolution authority in Hong Kong in relation to a banking sector entity from time to time, which is currently the Hong Kong Monetary Authority.

Section 8.04.  Application of Proceeds. If the unpaid principal amount of the Loans (including PIK Interest) and all other Obligations have become due and payable following an Event of Default, and such acceleration and its consequences have not been rescinded and annulled, any funds collected by the Administrative Agent or any Lender hereunder or pursuant to any other Finance Document shall be applied (subject to Section 2.11) by the Administrative Agent and the Lenders in the following order:

First, to pay all fees and costs and expenses of the custodian (if any) and the Administrative Agent;

Second, to pay all accrued and unpaid interest on the Loans;

Third, to pay all unpaid principal of the Loans (including PIK Interest);

Fourth, to pay, on a pari passu basis, any other outstanding Obligations;

Fifth, to pay the remainder, if any, to the Borrowers or to any other person legally entitled thereto.

Notwithstanding the foregoing, the Administrative Agent shall, at its option use any amounts received on account of the Obligations, including any Asset Proceeds to make payments set forth above in respect of the Obligations, or in lieu thereof, to make payments in respect of Asset Obligations to the extent then due and payable.

Section 8.05. Excluded Matters. Notwithstanding any other term of the Finance Documents but without prejudice to any consequential obligations of the Borrowers under the Finance Documents, there shall be no restriction on:

(a)        any Borrower making direct or indirect subscription for shares in, and any direct or indirect capital contributions (in any manner) to, any of its Subsidiaries or providing any shareholder debt to any of its Subsidiaries;

(b)         any Borrower selling, leasing, transferring or otherwise disposing of any of its assets including, for the avoidance of doubt, any Asset; and/or

(c)          any Borrower entering into any transaction in the ordinary course of its activities in respect of or relating to any Asset (other than to the extent that entering into such transaction would cause a breach of Section 6.11).

ARTICLE 9
THE AGENTS

Section 9.01.   Appointment.

(a)          Authority of the Administrative Agent.  Each Lender hereby designates and appoints SMBC, as the Administrative Agent of such Lender to act as specified herein and the other Finance Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Finance Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms hereof and of the other Finance Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere herein and in the other Finance Documents, the

Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Finance Documents, or shall otherwise exist against the Administrative Agent.  The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrowers or any Affiliate of the foregoing (each, a “Borrower Party”) or any investor or its Affiliates shall have any rights as a third‑party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Section 9.10 hereof).  In performing its functions and duties under this Agreement and the other Finance Documents, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower Party.

(b)          Release of Collateral.       The Finance Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Agreement and the other Finance Documents, termination of the Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Finance Documents; (ii) pursuant to any express provision of any Finance Document; and (iii) if approved by the Lenders pursuant to the voting thresholds provided for in this Agreement.  Upon the request of the Administrative Agent, the Lenders shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.01(b).

Section 9.02.    Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Finance Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by the Administrative Agent concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys‑in‑fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons.

Section 9.03.   Exculpatory Provisions. Neither the Administrative Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents or attorneys‑in‑fact, shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection herewith or in connection with any of the other Finance Documents (except for its or such person’s own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Finance Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by the Administrative Agent under or in connection herewith or in connection with the other Finance Documents, or enforceability or sufficiency therefor of any of the other Finance Documents, or for any failure of a Borrower Party to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, or any of the other Finance Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower Parties to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower Parties.  The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders hereunder and/or pursuant to the Pledge and Security Agreements, as each is governed by New York law.  Each Lender recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Section 3.01 and 3.02 hereof have been satisfied and, when the Administrative Agent disburses funds to any Borrower, it may rely fully upon statements contained in the relevant requests by any Borrower.

Section 9.04.   Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care).  The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless an Assignment Agreement shall have been delivered to the Administrative Agent in accordance with Section 10.06 hereof.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Finance Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Finance Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

Section 9.05.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower Party referring to the Finance Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Finance Documents.

Section 9.06.   Non‑Reliance on the Administrative Agent and the Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or attorneys‑in‑fact has made any representations or warranties to it and that no act by the Administrative Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates.

Section 9.07.   Indemnification. The Lenders agree to, jointly and severally, indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be incurred by the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, fraud or willful misconduct of the Administrative Agent.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 9.07 shall survive the payment of the Obligations.

Section 9.08.    Administrative Agent in Its Individual Capacity. With respect to the Loans made and all obligations owing to it, the Administrative Agent acting in its individual capacity shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.  The Administrative Agent acting in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though the Administrative Agent were not an agent hereunder and without any duty to account therefor to the other Lenders.

Section 9.09.  Successor Agent. The Administrative Agent may, (i) with the written consent of the Borrowers in their sole discretion, or (ii) upon the declaration that the Obligations are immediately due and payable pursuant to Section 8.03 hereof upon the occurrence of an Event of Default, resign upon twenty (20) days’ written notice to the Lenders and the Borrowers.  In addition, the Required Lenders may remove the Administrative Agent upon twenty (20) days’ written notice to the Administrative Agent and Borrowers (i) for gross negligence, fraud or willful misconduct or (ii) if the Administrative Agent ceases to be a Lender hereunder.  Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (subject, except when an Event of Default of the type described in Sections 8.01(a), (f) or (g) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists, to the consent of the Borrowers, such consent not to be unreasonably withheld).  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within sixty (60) days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent (subject, except when an Event of Default of the type described in Sections 8.01(a), (f) or (g) hereof (or any other Event of Default which has continued uncured for a period of sixty (60) days) exists, to the consent of the Borrowers, not to be unreasonably withheld); provided that such successor is an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent hereunder until such time, if any, as a successor Administrative Agent shall have been appointed and shall have accepted such appointment as provided for above).  Prior to the occurrence and continuance of an Event of Default pursuant to Sections 8.01(a), (f) or (g) hereof or any other Event of Default that has not been cured within sixty (60) calendar days, in no event may any Competitor be appointed successor Administrative Agent hereunder.  Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and shall assume the duties and obligations of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as the Administrative Agent under this Agreement and the other

Finance Documents and the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

Section 9.10.  Reliance by the Borrowers. Each Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to such Borrower so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Agreement, and such Borrower shall not be responsible or liable to any Lender (or to any participant or assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent.  Such Borrower shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Agreement until such Borrower shall have received notice of resignation, and such Borrower shall not be obligated to recognize any successor Administrative Agent until such Borrower shall have received written notification satisfactory to it of the appointment of such successor.

Section 9.11.   Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, provisional liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Finance Parties acknowledge and agree that the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Finance Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Finance Parties and their respective agents and counsel and all other amounts due the Finance Parties hereunder) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, provisional liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Finance Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Finance Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Finance Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Finance Party or to authorize the Administrative Agent to vote in respect of the claim of any Finance Party in any such proceeding.

Section 9.12.  Delivery of Notices to the Lenders. Promptly upon receipt of any written notice, report or information from the Borrowers under the Finance Documents, the Administrative Agent will provide copies of such notice, report or information to the Lenders in a time and manner reasonable under the circumstances.

Section 9.13.   Erroneous Payments.

(a)          If the Administrative Agent notifies a Lender or any person who has received funds on behalf of a Lender (any such Lender or other recipient, but in any event excluding any Borrower and its Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided that without limiting any other rights or remedies at law or in equity, including without restricting any of Administrative Agent’s rights to at any time demand a return of any Erroneous Payment during the duration of this Agreement, the Administrative Agent will use commercially reasonable efforts to make any such demand under this clause (a) with respect to an Erroneous Payment not later than two (2) Business Days from the date that such funds were received by a Payment Recipient), (i) such Erroneous Payment comprised of funds of the Administrative Agent shall at all times remain the property of the Administrative Agent, (ii) such Erroneous Payment comprised of funds of a Borrower shall at all times remain the property of such Borrower, and (iii) such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). To the extent that any demand under this clause (a) with respect to an Erroneous Payment is made: (x) within two (2) Business Days that any such funds were received in error by a Payment Recipient, such Payment Recipient shall repay the Erroneous Payment, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent and (y) after two (2) Business Days any such funds were received in error by a Payment Recipient, such Payment Recipient shall repay the Erroneous Payment together with interest thereon in respect of each day from and including the date that Administrative Agent demands repayment of such Erroneous Payment (or portion thereof) to the date such amount is repaid to the Administrative Agent; in each case, in same day funds with a rate of interest equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)        Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)           an error may have been made (in the case of immediately preceding clause (x) or (y)), or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)         such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)         Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Finance Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement; provided that to the extent (i) such Erroneous Payment is comprised of the Administrative Agent’s funds and (ii) the amounts owing to such Lender constitute Loans, the Loans held by such Lender shall remain Loans hereunder and shall be deemed to be assigned to the Administrative Agent and the Administrative Agent shall become a Lender holding such Loans.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (such assignment of Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an approved electronic communication method pursuant to Section 10.01(b) hereof, as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the applicable Borrower or the Administrative Agent, (ii) the Administrative Agent as the

assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)          The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or held on behalf of, a Borrower for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by such Borrower.

(f)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set‑off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)          Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Finance Document.

(h)          Notwithstanding anything to the contrary herein or in any other Finance Document, no Borrower nor any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.13 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 9.13(d) above).

ARTICLE 10
MISCELLANEOUS

Section 10.01.   Notices.

(a)        Notices Generally. Any notice or other communication herein required or permitted to be given to the Borrowers or the Administrative Agent, shall be sent to such person’s address as set forth on Schedule 10.01 hereto or in the other relevant Finance Document, and in the case of any Lender, the address as indicated on Schedule 10.01 hereto or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in clause (b) below, each notice hereunder shall be in writing and may be personally served or sent by electronic mail or a nationally recognized overnight courier service and shall be deemed to have been given when signed for against receipt thereof or upon receipt of electronic mail; provided that (i) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub‑agent appointed pursuant to Section 10.03(c) as designated by the Administrative Agent from time to time; (ii) any such notice or other communication to the Administrative Agent may be made via SWIFT (to the extent, under this clause (ii), that such notice or communication is reasonably able to be sent in such manner); and (iii) any notice to the Borrowers sent by electronic mail must be accompanied by delivery by United States mail or a nationally recognized overnight courier service and shall be treated for purposes hereunder as being sent by United States mail or courier service.

(b)          Electronic Communications.

(i)          Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Article 2 if such person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower Representative may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications (other than notices and communications to the Borrowers) sent to an e‑mail address shall be deemed received upon the intended recipient’s receipt thereof (without any “undeliverable” message or other evidence of non‑delivery received by the sender); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications (other than notices and communications to the Borrowers) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)        The Borrowers understand that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non‑appealable judgment of a court of competent jurisdiction.

(iii)       The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved

Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform or an Approved Electronic Communication.

(iv)        The Borrowers, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)        Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

Section 10.02. Expenses. The Borrowers agree to pay (within five (5) days after the receipt of written notice from the Administrative Agent) its pro rata share of all reasonable, documented out‑of‑pocket costs and expenses of the Administrative Agent (including without limitation the reasonable fees and expenses of one designated law firm in each applicable jurisdiction acting as counsel to the Administrative Agent) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Finances Documents and any and all amendments, modifications, waivers and supplements thereof or thereto, and, if an Event of Default is continuing, all reasonable, documented out‑of‑pocket costs and expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable attorneys’ fees of the Administrative Agent’s and the Lenders’ legal counsel) reasonably incurred by them in connection with the preservation and enforcement of the Administrative Agent’s and the Lenders’ rights under this Agreement and the other Finance Documents.

Section 10.03. Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub‑agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that each Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (x) arise directly from the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee or from any dispute between or among the Indemnitees and not involving any Borrower or its Affiliates (y) have not resulted from an act or omission by any Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent, in each case, as determined by a final, non‑appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, each Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them; provided, further, that no Borrower shall, in connection with any such Indemnified Liabilities in the same jurisdiction, be liable for the reasonable fees and expenses of more than one law firm (which shall be selected by the Administrative Agent after consultation with the Borrowers) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole) and in the case of a conflict of interest where the Indemnitee affected by such conflict informs the applicable Borrowers of such conflict, such Borrowers shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local counsel in each appropriate jurisdiction and regulatory field) for each such affected Indemnitee. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (x) promptly notify the applicable Borrowers in writing of such action, suit or proceeding and (y) give such Borrowers an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 10.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or similar amounts and related expenses and counsel fees arising from any non‑Tax claim.

(b)          To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each such party hereby waives, any claim against any other party and their respective Affiliates, directors, employees, attorneys, agents or sub‑agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan, or the use of the proceeds thereof; provided that nothing in this clause (b) shall relieve the Borrowers of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. None of any Lender or any Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub‑agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby except to the extent that liability is determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Finance Documents.

(c)          The Borrowers also agree that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub‑agents will have any liability to the

Borrowers or any person asserting claims on behalf of or in right of the Borrowers or any other person in connection with or as a result of this Agreement or any Finance Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrowers or their respective Affiliates, shareholders, partners or other equity holders have been found by a final, non‑appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach by, such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub‑agents in performing its obligations under this Agreement or any Finance Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender or Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub‑agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub‑agents’ activities related to this Agreement, any Finance Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)          This Section 10.03 shall survive the termination of the Agreement and the resignation or removal of the Agents.

Section 10.04. Set‑Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and continuance of any Event of Default each Lender is hereby authorized by the Borrowers at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Borrower Representative or to any other person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrowers against and on account of the obligations and liabilities of the Borrowers to such Lender hereunder and under the Finance Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Finance Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.06 and 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and their respective Affiliates under this Section 10.04 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

Section 10.05. Amendments and Waivers.

(a)        Required Lenders’ Consent. Subject to the additional requirements of Section 10.05(b) and the provisos below, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Borrowers therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any other Finance Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) the Administrative Agent may, in its sole and absolute discretion, consent to any action or omission as set forth in this Agreement and may grant waivers, concessions and other indulgences in accordance with the terms of this Agreement.

(b)        Unanimous Lenders’ Consent. Without the written consent of each Lender affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)           extend the scheduled final maturity of any Loan or Note;

(ii)          waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)         reduce the rate of interest or fee on any Loan;

(iv)         extend the time for payment of any such interest or fee;

(v)          reduce the principal amount of any Loan;

(vi)        amend the definition of “Adjusted Aggregate Net Asset Value”, “Aggregate Net Asset Value”, “Cash Sweep LTV”, “Cure Plan LTV”, “Eligible Asset”, “LTV”, “Maintenance LTV”, “Material Asset Event”, “Net Asset Value”, “Required Lenders” or “Sellout LTV” or any defined terms used therein;

(vii)       amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)       amend the definition of “Required Lenders” or any of the related defined terms;

(ix)        consent to the assignment or transfer by a Borrower of any of its rights and obligations under (or in respect of) the Finance Documents;

(x)       release all or any material portion of the Collateral except as expressly provided in the Finance Documents and except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1029(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other analogous Debtor Relief Law or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Finance Documents (in which case only the consent of the Required Lenders will be needed for such release);

(xi)         change the currency in which any Obligation is denominated;

(xii)        change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby; or

(xiii)     subordinate (i) the Liens on all or any of the Collateral securing the Obligations to Liens securing any other Financial Indebtedness or other obligations or (ii) the Obligations in contractual right of payment to any other Financial Indebtedness or other obligations.

(c)          Other Consents. Except as set forth in clause (a) above, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Borrowers therefrom, shall amend, modify, terminate or waive any provision of this Agreement as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.

(d)         Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrowers, on the Borrowers.

(e)       Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Representative, the Administrative Agent and such Lender.

Section 10.06.  Successors and Assigns; Participations.

(a)         Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither the Borrowers’ rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrowers without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Register. The Administrative Agent acting solely for this purpose as a non‑fiduciary agent of the Borrowers shall maintain a register on which it records the name and address of each Lender and the principal amounts of (and stated interest on) each Lender’s Applicable Percentage interest with respect to the Loans (the “Lender Register”). The Borrowers, the Administrative Agent and Lenders shall deem and treat the persons listed as Lenders in the Lender Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Lender Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Lender Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrowers and a copy of such Assignment Agreement shall be maintained, as applicable. Prompt notice of such recordation in the Lender Register shall be provided to the Borrowers. The date of such recordation of a transfer shall be referred to herein as the related “Assignment Effective Date”. Any request, authority or consent of any person who, at the time of making such request or giving such authority or consent, is listed in the Lender Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. The Lender Register shall be available for inspection by the Borrowers, at any reasonable time and from time to time upon reasonable prior notice.

(c)        Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the receipt of consent of the Administrative Agent (each such consent not to be unreasonably withheld or delayed); provided that:

(i)          each such assignment pursuant to this Section 10.06(c) shall be in an aggregate amount of not less than the lesser of (A) $5,000,000, (B) such lesser amount as agreed to by the Borrowers and Administrative Agent or (C) the aggregate amount of the Loans and any related Commitments of the assigning Lender;

(ii)         no consent of the Administrative Agent shall be required for any assignment by a Lender pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement) or to any Affiliate of the assigning Lender;

(iii)      the Borrowers have consented to such assignment (such consent not to be unreasonably withheld or delayed); provided that, no consent of the Borrowers shall be required (A) for an assignment by a Lender (x) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement) or (y) to any Affiliate or (B) during the existence of an Event of Default of the type described in Section 8.01(a), (g) or (h) hereof;

(iv)        prior to the occurrence and continuance of an Event of Default pursuant to Sections 8.01(a), (f) or (g) or any other Event of Default that has not been cured within sixty (60) calendar days, the assignee shall not be a Competitor;

(v)         no Lender shall be permitted to make an assignment of unfunded Commitments to any person, except to the extent the Borrowers have consented to such assignment in writing; and

(vi)         no assignment shall be made by a Lender to any Borrower or Affiliates of any Borrower, or any investment manager thereof, except that a Lender may make an assignment to an Affiliated Lender, provided that: (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Finance Document, each Affiliated Lender will be deemed to have consented in the same proportion as the non‑Affiliated Lenders that have consented to such matter, and (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Plan of Reorganization”), each Affiliated Lender hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Affiliated Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case under this clause (vi). Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney‑in‑fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender from time to time in the Administrative

Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (vi), including to ensure that any vote of such Affiliated Lender on any Plan of Reorganization is withdrawn or otherwise not counted.

(d)          Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.10(e), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee that is already a Lender or is an Affiliate of a Lender or a person under common management with a Lender).

(e)        Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that: (i) it is an Eligible Assignee and can make the representations set forth in Section 10.21 as it were a Lender for purposes thereof; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to any Competitor or any Affiliate thereof.

(f)          Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Lender Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Finance Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Borrowers (with a copy to the Administrative Agent) for cancellation (provided that such Notes shall be deemed to be cancelled and of no further force and effect immediately upon the effectiveness of any assignment regardless of when such Notes are delivered for cancellation), if so requested by the assignee and/or assigning Lender the Borrowers shall issue and deliver new Notes, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)       Participations. Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Loans; provided that (i) such Lender has provided prior written notice to the Borrowers, (ii) any such participation shall be in a minimum amount of $5,000,000, and, if in a greater amount, in integral multiples of $5,000,000 (or such Lender’s entire remaining Commitment) and (iii) prior to the occurrence and continuance of an Event of Default pursuant to Sections 8.01(a), (f) or (g) that has not been cured within sixty (60) calendar days, no such participation shall be granted to without the prior written consent of the Borrowers.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement.  The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Commitment of such Participant and (ii) changes to the Maturity Date or applicable interest rate.  The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.10 and Section 10.04 hereof with respect to its participating interest; provided that in no event shall the Borrowers be obligated to pay to such Participant amounts greater than those the Borrowers would have been required to pay to the granting Lender in the absence of such participation; and provided, further, that the Participant shall have complied with the obligations of such sections as though such Participant were a Lender.  An assignment or other transfer which is not permitted by subsection (c) above shall be given effect for purposes of this Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (g).  Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrowers solely for the purpose of this Section 10.06(g), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as a non‑fiduciary agent of the Borrowers, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations and Section 1.163‑5(b)(1) of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)          Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (ii) in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07. [Reserved].

Section 10.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrowers set forth in Section 2.09, Section 2.10 Article 9, Section 10.02, Section 10.03, Section 10.04 and Section 10.21 and the agreements of Lenders set forth in Section 2.10 and Section 9.07 shall survive the payment in full of the Loans and all other Obligations, and the termination hereof.

Section 10.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right, remedy or privilege hereunder or under any other Finance Document shall impair such power, right, remedy or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof or of any other power, right, remedy or privilege. The powers, rights, remedies and privileges given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all powers, rights, remedies and privileges existing by virtue of any statute or rule of law or in any of the other Finance Documents. Any forbearance or failure to exercise, and any delay in exercising, any power, right, remedy or privilege hereunder shall not impair any such power, right, remedy or privilege or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such power, right, remedy or privilege.

Section 10.10.  Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11.  Severability. In case any provision in or obligation hereunder or under any other Finance Document shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any other Finance Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Finance Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent indebtedness, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13. Headings. Article and Section headings used herein and in the other Finance Documents are included for convenience of reference only and shall not affect the interpretation of or be given any substantive effect under this Agreement or any other Finance Document.

Section 10.14. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS AND CAUSES OF ACTION SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST‑JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.15. CONSENT TO JURISDICTION.

(a)          SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER FINANCE DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED

STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWERS, FOR THEMSELVES AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY FINANCE DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

(b)          The Borrowers hereby appoint and consent to KKR as its agent upon whom process or demands may be served in any action arising out of or based on this Agreement or the transactions contemplated hereby. The Borrowers may at any time and from time to time vary or terminate the appointment of such process agent or appoint an additional process agent; provided that the Borrowers will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Borrowers in respect of this Agreement may be served. If at any time the Borrowers shall fail to maintain any required office or agency in the Borough of Manhattan, The City of New York, or shall fail to furnish the Agents with the address thereof, notices and demands may be served on a Borrower by mailing a copy thereof by registered or certified mail or by nationally recognized overnight courier, postage prepaid, to such Borrower at its address specified herein.

Section 10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO IRREVOCABLY WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FINANCE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS OR THE LENDER/BORROWER RELATIONSHIPS THAT ARE BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY

HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Law shall not exceed the Maximum Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

Section 10.18. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.19. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

Section 10.20. Electronic Execution. Other than with respect to a Borrower incorporated under the laws of Hong Kong, the words “execution”, “signed”, “signature”, and words of like import in any Finance Document or Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 10.21. No Fiduciary Duty. Each Agent, Lender and their Affiliates (collectively, solely for purposes of this Section 10.21, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their equity holders and/or their Affiliates. The Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understandings, that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrowers, their equity holders or its Affiliates, on the other. The Borrowers acknowledge and agree, and acknowledge their respective equity holders and Affiliates’ understandings, that (a) each of the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s‑length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its equity holders or its Affiliates on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Finance Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, equity holders, creditors or any other person. The Borrowers acknowledge and agree that they have consulted their own legal, accounting, regulatory, tax and other financial advisors to the extent it deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto, and is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by the Finance Documents. The Borrowers agree that they will not claim that any Lender has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to any Borrower, in connection with such transaction or the process leading thereto.

Section 10.22.  Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84‑14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95‑60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90‑1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91‑38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96‑23 (a class exemption for certain transactions determined by in‑house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement,

(iii)       such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84‑14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84‑14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84‑14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement, or such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, the Borrower and such Lender.

(b)         In addition, unless either (1) sub‑clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other person, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement (including in connection with the reservation of exercise or any rights by the Administrative Agent under this Agreement, any Finance Document or any documents related hereto or thereto).

Section 10.23.  Judgment Currency.

(a)        The Borrowers’ obligations hereunder and under the other Finance Documents to make payments in Dollars (for purposes herein, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Finance Party entitled thereto of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or the other Finance Documents. If for the purpose of obtaining or enforcing judgment against the Borrowers in any court or in any jurisdiction, it becomes necessary to convert an amount due hereunder into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”), the rate of exchange shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Obligation Currency with the Judgment Currency on the Business Day preceding that on which the final judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)          If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers jointly and severally covenant and agree to pay, or cause to be paid, and each jointly and severally indemnifies the Finance Parties for such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall survive any termination of this Agreement and the other Finance Documents and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

(c)          For purposes of determining any rate of exchange for this Section 10.23, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.24.  Confidentiality. The Administrative Agent and each Lender will maintain the confidentiality of all Confidential Information to protect Confidential Information delivered to such person; provided that such person may deliver or disclose Confidential Information to: (i) such person’s directors, trustees, officers, employees, agents, attorneys and Affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 10.24 and to the extent such disclosure is reasonably required for the administration of this Agreement and the other Finance Documents, the matters contemplated hereby or the investment represented by the Loans; (ii) such person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 10.24 and to the extent such disclosure is reasonably required for the administration of this Agreement, the matters contemplated hereby or the investment represented by the Loans; (iii) any other Lender, or any of the other parties to this Agreement or the other Finance Documents; (iv) any federal, provincial or state or other regulatory, governmental or judicial authority having jurisdiction over such person in the course of any routine examination by such authority, or as otherwise required by Applicable Law or in connection with any legal proceeding; (v) any other person with the consent of the Borrowers; (vi) any other person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such person, (B) in response to any subpoena or other legal process upon prior notice to the Borrowers (unless prohibited by Applicable Law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such person is a party upon prior notice to the Borrowers (unless prohibited by Applicable Law, rule, order or decree or other requirement having the force of law), (D) to the extent such person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies with respect to the Obligations, this Agreement or the other Finance Documents or (E) in the Administrative Agent’s performance of its obligations under this Agreement or other Finance Documents; and (vii) any person (other than to any Competitor, except to the extent they are a permitted assign in accordance with the provisions hereof) of the type that would be, to such person’s knowledge, permitted to acquire Loans in accordance with the requirements of Section 10.06 to which such person sells or offers to sell any such Loan or any part thereof (if such person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.24); provided that notwithstanding anything in the contrary contained in any Finance Document, disclosure to (i) professional advisers, insurers, insurance brokers and service providers of any Lender (including any hedging or derivative counterparties) and (ii) any rating agency or direct or indirect provider of credit protection to a permitted party (or its brokers) (it being understood that such Confidential Information shall only be shared with such rating agency in connection with rating the Borrowers or its subsidiaries or the transactions contemplated under the Facility and such rating shall be treated as Confidential Information in accordance with the terms of this Section 10.24), in each case, shall require the prior written consent of the Borrowers, and such persons shall owe duties of confidentiality to the Borrowers. Each Lender agrees that it shall use the Confidential Information for the sole purpose of making an investment in the Loans or administering its investment in the Loans; and that the Administrative Agent shall neither be required nor authorized to disclose to the Lenders any Confidential Information in violation of this Section 10.24. In the event of any required disclosure of the Confidential Information by such Lender, such Lender agrees to use reasonable efforts to protect the confidentiality of the Confidential Information.

Section 10.25. Acknowledgement and Consent to Bail‑In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the Write‑down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write‑down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail‑in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write‑down and Conversion Powers of the applicable Resolution Authority.

Section 10.26. General Partner acting on behalf of Limited Partnership. All references in this Agreement to a Borrower who is a limited partnership shall be construed as to being done by the general partner of such Borrower acting in its capacity as general partner of the applicable Borrower as the context of any provision may require.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER REPRESENTATIVE:

K‑PEC LIQUIDITY LIMITED

By:	/s/ Michael Whyte
Name:Michael Whyte
Title: Chief Operating Officer

BORROWERS:

K-PEC CENTURY AGGREGATOR GP LLC

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC PROOF BLOCKER GP LLC

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC ALLIUM AGGREGATOR GP LLC

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

K-PEC ATHENA AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC TIGRA AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC MODENA AGGREGATOR GP LLC

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC MOUNTY AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

K-PEC INCEPTION AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC CASTLE AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC HIGHLANDER AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC AZUR AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

K-PEC EQUINOX AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC SANSIBAR AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC PEBBLE AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC GAME CHANGER AGGREGATOR GP LLC

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

K-PEC POSEIDON AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC DRIVE 2024 AGGREGATOR GP LIMITED
By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC RAINBOW AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC SHOW AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

K-PEC BANFF AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC GEOLOGIST AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC DANCE AGGREGATOR GP LIMITED
By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC JUNE AGGREGATOR GP LLC
By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

K-PEC ABACUS AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC RISE AGGREGATOR GP LIMITED

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

K-PEC ODYSSEY AGGREGATOR GP L.P.

By K-PEC ODYSSEY LLC, its general partner

By:	/s/ Michael Whyte
Name:	Michael Whyte
Title:	Chief Operating Officer

[Signature Page to Revolving Credit Agreement]

BORROWER:

SIGNED as a deed by Michael Whyte,	)
Director, and Jackson Yeh,	)	/s/ Michael Whyte
Director/Secretary duly authorised for and on	)	Name: Michael Whyte
behalf of K-PEC AGGREGATOR HK GP	)	Title: Director
LIMITED in the presence of:	)
)
	)	/s/ Jackson Yeh
	)	Name: Jackson Yeh
	)	Title: Director
)
)

[Signature Page to Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent and a Lender

By:	/s/ Dominic Goh
Name: Dominic Goh
Title: Managing Director

[Signature Page to Revolving Credit Agreement]